Exhibit 10.1

Execution Version

AUGUSTA GOLD CORP.

as the Purchaser

-and-

WATERTON NEVADA SPLITTER, LLC

as the Vendor

MEMBERSHIP INTEREST PURCHASE AGREEMENT

April 21, 2022

TABLE OF CONTENTS

Page

Article 1 INTERPRETATION	1

1.1	Defined Terms	1

1.2	Headings, etc.	10

1.3	Currency	10

1.4	Certain Phrases	10

1.5	Knowledge	10

1.6	Accounting Terms	10

1.7	Disclosure Letter	10

1.8	References to Persons and Agreements	11

1.9	Statutes	11

1.10	Non-Business Days	12

1.11	No Presumption	12

1.12	Exhibits	12

Article 2 PURCHASE AND SALE	12

2.1	Purchase and Sale of the Company Interests	12

2.2	Purchase Price	12

2.3	Security	14

2.4	Withholding Taxes	14

Article 3 REPRESENTATIONS AND WARRANTIES OF THE VENDOR REGARDING THE COMPANY	14

3.1	Organization and Qualification	14

3.2	No Conflict	15

3.3	Regulatory Authorizations	15

3.4	Required Consents	15

3.5	Capitalization	15

3.6	No Other Agreements to Purchase	16

3.7	Company Records	16

3.8	Absence of Certain Changes or Events	16

3.9	Compliance with Laws	16

3.10	Subsidiaries	16

3.11	Intellectual Property	17

3.12	Financial Statements	17

3.13	Liabilities	17

3.14	Properties and Mineral Rights	17

3.15	Environmental	19

3.16	Reclamation Bonds	20

3.17	Material Contracts	20

3.18	Employees and Employee Plans	20

3.19	Litigation	21

3.20	Taxes	21

3.21	Anti-Corruption and Anti-Money Laundering	22

3.22	Brokers	22

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Article 4 REPRESENTATIONS AND WARRANTIES OF THE VENDOR	23

4.1	Organization and Qualification	23

4.2	No Conflict	23

4.3	Execution and Binding Obligation	23

4.4	Title to Company Interests	24

4.5	Shareholder and Similar Contracts	24

4.6	Required Authorizations	24

4.7	Required Consents	24

4.8	No Other Agreements to Purchase	24

4.9	Residence	24

4.10	Securities Law Matters	24

4.11	Disclaimer of Warranties	25

Article 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	25

5.1	Organization and Qualification	25

5.2	No Conflicts	26

5.3	Regulatory Approvals	26

5.4	Execution and Binding Obligation	26

5.5	Capitalization	27

5.6	Shareholder and Similar Agreements	27

5.7	Subsidiaries	28

5.8	Purchaser Public Documents	28

5.9	Securities Law Matters	28

5.10	Absence of Certain Changes of Events	29

5.11	Purchaser Financial Statements	29

5.12	Liabilities	30

5.13	Compliance with Laws	30

5.14	Litigation	30

5.15	Sufficient Funds	30

5.16	Solvency	31

5.17	Anti-Corruption and Anti-Money Laundering	31

5.18	Brokers	32

Article 6 PRE-CLOSING COVENANTS	32

6.1	Conduct of Company Business	32

6.2	Sufficiency of Funds; Conduct of Purchaser	33

6.3	Confidentiality	34

6.4	Actions to Satisfy Closing Conditions	34

6.5	Governmental Approvals and Consents	34

6.6	Vendor Trading in Purchaser Shares	35

Article 7 CONDITIONS OF CLOSING	35

7.1	Conditions to Obligations of All Parties	35

7.2	Conditions for the Benefit of the Purchaser	36

7.3	Conditions for the Benefit of the Vendor	37

7.4	Frustration of Condition	38

- ii -

Article 8 CLOSING	38

8.1	Closing Procedures	38

Article 9 POST-CLOSING COVENANTS AND OTHER OBLIGATIONS	39

9.1	Company’s Books and Records	39

9.2	Director and Officer Indemnification	39

9.3	Retention and Replacement of Reclamation Bonds	39

9.4	Tax Matters	40

9.5	Actions Prior to Payment of Deferred Payment	42

9.6	Transaction Resolution	43

Article 10 SURVIVAL AND INDEMNIFICATION	44

10.1	Survival	44

10.2	Indemnification in Favour of the Purchaser	45

10.3	Indemnification in Favour of the Vendor	46

10.4	Limitations	46

10.5	Notification	47

10.6	Direct Claims	47

10.7	Third Party Claims	47

10.8	One Recovery	49

10.9	Duty to Mitigate	49

10.10	Adjustment to Purchase Price	49

10.11	Exclusive Remedy; Specific Performance	49

Article 11 TERMINATION	50

11.1	Termination	50

11.2	Effect of Termination	51

Article 12 MISCELLANEOUS	52

12.1	Notices	52

12.2	Time of the Essence	52

12.3	Announcements	52

12.4	Expenses	53

12.5	Further Assurances	53

12.6	Amendments	53

12.7	Waiver	53

12.8	Entire Agreement	53

12.9	Successors and Assigns	54

12.10	Severability	54

12.11	Third Party Beneficiaries	54

12.12	Governing Law	54

12.13	Counterparts	54

- iii -

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT is made as of the 21st day of April, 2022,

BY AND AMONG:

AUGUSTA GOLD CORP., a corporation existing under the laws of the State of Delaware

(the “Purchaser”)

- and -

WATERTON NEVADA SPLITTER, LLC, a limited liability company existing under the laws of the State of Nevada

(the “Vendor”)

RECITALS:

A.	The Vendor owns all of the outstanding membership interests (collectively, the “Company Interests”) in the capital of CR Reward LLC (the “Company”), a Nevada limited liability company.

B.	The Vendor wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Vendor all of the Company Interests on the terms and subject to the conditions set out in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals, the respective covenants and agreements of the Parties (as defined below) contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each Party, the Parties agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below, and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” has the following meaning: an entity (the “first entity”) is the Affiliate of another entity (the “second entity”) where the second entity Controls the first entity, or the first entity Controls the second entity or both entities are Controlled by the same Person;

“Aggregate Payment” has the meaning set out in Section 2.2(a)(iv).

“Allocation” has the meaning set out in Section 9.4(a)(ii);

“AML” has the meaning set out in Section 3.21(b);

“Ancillary Agreements” means the Deed of Trust;

“Anti-Corruption Laws” has the meaning set out in Section 3.21(a)(i);

“Applicable Securities Laws” means the securities Laws of: (a) the United States, including the U.S. Securities Act and the U.S. Exchange Act, and any applicable securities laws of any state of the United States, and (b) each province and territory of Canada, including all rules, regulations, published policy statements and blanket orders thereunder or issued by any Governmental Entity, and the rules and policies of the Exchange;

“Authorization” means, with respect to any Person, any Order, permit, approval, consent, waiver, licence, certificate, registration or similar authorization of any Governmental Entity having jurisdiction over such Person;

“Boundary Report” means that certain CR Reward Claim Boundary Report prepared in September 2018 by Alan Day of Mineral Exploration Services in respect of the Reward Mine Properties;

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Ontario or the State of Nevada on which commercial banks in Toronto, Ontario and Reno, Nevada are open for business;

“Claim” means any action, suit, appeal, claim, application, Order, proceeding, grievance, arbitration, appeal, alternative dispute resolution process or other legal proceeding;

“Closing” means the closing of the transactions contemplated under this Agreement;

“Closing Date” means: (a) the date that is [two] Business Days following the day on which the last of the conditions of Closing set out in Article 7 (other than those conditions that by their nature can only be satisfied as of the Closing Date) have been satisfied or waived by the appropriate Party, or (b) such earlier or later date as the Vendor and the Purchaser may agree in writing, provided that the Closing Date shall occur no later than the Outside Date;

“Closing Payment” has the meaning set out in Section 2.2(a)(i);

“Code” has the meaning set out in Section 9.4(a)(ii);

“Company” has the meaning set out in the recitals to this Agreement;

“Company Assets” means all assets owned by the Company, including the Reward Mine Properties and the Subsidiary;

“Company Interests” has the meaning set out in the recitals to this Agreement;

“Contract” means any written contract, agreement, indenture, lease, deed of trust, licence, option, instrument or other commitment;

“Control” means the power, whether by Contract, ownership of equity interests or otherwise, to select a majority of the board of directors, managers or other supervisory management authority of an entity, whether directly or indirectly through a chain of entities that are “Controlled” within the foregoing meaning;

“Currency Exchange Rate” means the Bank of Canada daily exchange rate for the conversion of Canadian dollars to United States dollars;

“Damages” means, in respect of any matter, all damages, losses, liabilities, deficiencies, fines, costs, expenses and judgments (including all reasonable legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising as a consequence of such matter;

“Deed of Trust” means a first position deed of trust, in the form attached as Exhibit A to this Agreement, to be executed and delivered by the Company at the Closing in favor of the Vendor as beneficiary, and to be recorded in the records of the Nye County Recorder to secure the obligation of the Purchaser to pay the Deferred Payment;

“Deferred Payment” has the meaning set out in Section 2.2(a)(iv);

“Deferred Payment Deadline” has the meaning set out in Section 2.2(b)(iii);2.2(a)(iii)

“Direct Claim” means any Claim not involving a Third Party Claim which entitles an Indemnified Party to make a Claim for indemnification under this Agreement;

“Disclosure Letter” means the disclosure letter dated as of the Effective Date and delivered by the Vendor to the Purchaser with this Agreement;

“Effective Date” means the date of this Agreement;

“Encumbrance” means any pledge, lien (statutory or otherwise), charge, security interest, sublicense (in respect of real property), lease, sublease, title retention Contract, option, privilege, right of first refusal or first offer, royalty, interest in the production or profits from any asset, back-in rights, earn-in rights, mortgage, hypothec, other similar interest or instrument charging, or creating a security interest in, or against, title, easement, servitude or right-of-way (registered or unregistered), which materially affects the assets of a Person, and any Contract, right or privilege (whether by Law, Contract or otherwise) capable of becoming any of the foregoing;

“Environmental Laws” means all applicable Laws imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (a) the regulation or control of Hazardous Substances or activities in connection with, or for the protection of, human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, vegetation or endangered or threatened species), or (b) the use, generation, disposal, reclamation, remediation, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

“Environmental Permits” means all material Authorizations required under Environmental Laws;

“Exchange” means the Toronto Stock Exchange;

“Financial Statements” means the unaudited consolidated financial statements of the Company for the years ended December 31, 2021 and December 31, 2020, in each case consisting of a statement of financial position, statement of loss and comprehensive loss, statement of changes in equity, and the accompanying statement of cash flows for the periods then ended, and all notes to such financial statements;

“Financing” has the meaning set out in Section 2.2(b)(iii);

“Financing Price” has the meaning set out in Section 2.2(c);

“Governmental Entity” means any domestic or foreign: (a) federal, provincial, state, municipal, local or other government, (b) governmental or quasi-governmental authority of any nature, including any governmental ministry, agency, branch, department, court, commission, board, tribunal, bureau or instrumentality, (c) stock exchange, including the Exchange, or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power of any nature;

“Hazardous Substance” means any pollutant, contaminant, waste or chemical, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material that may impair the natural environment, injure or damage property or plant or animal life, or harm or impair the health of any individual, and includes tailings, waste rock, hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

“IFRS” means the International Financial Reporting Standards formulated by the International Accounting Standards Board, as updated and amended from time to time;

“Indemnified Party” has the meaning set out in Section 10.4(a);

“Indemnifying Party” has the meaning set out in Section 10.4(a);

“Initial Payment Shares” has the meaning set out in Section 2.2(a)(ii);

“Initial Share Value” has the meaning set out in Section 2.2(a)(ii);

“Interim Period” means the period between the Effective Date and the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to the terms of this Agreement;

“Intellectual Property” means domestic and foreign intellectual property rights, including: (a) patents, applications for patents and reissues, divisionals, continuations, renewals, extensions and continuations-in-part of patents or patent applications, (b) copyrights, copyright registrations and applications for copyright registrations, (c) designs, design registrations and design registration applications, (d) trade names, business names, corporate names, domain names, website names, world wide web addresses, common law trademarks, trademark registrations, trademark applications, trade dress and logos, and the goodwill associated with any of the foregoing, and (e) trade secrets and other confidential and proprietary information;

“Laws” means, in respect of any Person, property, transaction or event, any and all applicable: (a) laws, constitutions, treaties, statutes, codes, ordinances, decrees, rules, regulations and by-laws, and (b) Orders, writs, decisions and directives of any Governmental Entity;

“Leased Unpatented Claims” has the meaning set out in Section 3.14(a);

“List” means the United States Environmental Protection Agency’s National Priorities List (NPL) of Hazardous Substance Sites or Superfund Enterprise Management System (SEMS), or any similar and active list of environmental sites maintained by a United States Governmental Entity;

“Material Adverse Effect” means any effect that, when considered either individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations, assets, liabilities or financial condition of, in the case of the Purchaser, the Purchaser and its respective Affiliates taken as a whole, and in the case of the Vendor, the Company, taken as a whole, except to the extent that the material adverse effect results from or is caused by: (a) general economic, political or regulatory conditions or events in any of the geographical areas in which such Party operates, (b) any change in the financial, banking, credit, debt, currency or capital markets in general (whether in Canada, the United States or any other country or in any international market), including changes in interest rates, commodity prices, including the price of gold, or raw material prices, (c) conditions generally affecting any industry or any market in which such Party operates, (d) labour disruptions, strikes, walkouts, lockouts or similar labour interruptions that are not materially disproportionately adverse to such Party and its Affiliates (taken as a whole) relative to other businesses operating in the industry in which such Party operates, (e) acts of God, natural disasters, pandemics (including any event, change or effect relating to or caused by the COVID-19 pandemic), epidemics, national or international political or social conditions, including the engagement in hostilities, whether commenced before or after the Effective Date, and whether or not pursuant to the declaration of a national emergency or war (including any escalation or worsening of war or conflict, including any adverse economic consequences resulting from such war or conflict), or the occurrence of any military or terrorist attack, (f) any changes in Laws, or accounting rules or principles, including changes in IFRS or U.S. GAAP, (g) the negotiation, announcement or pendency of the transactions contemplated in this Agreement, the identity of the Parties, or any communication by any other Party or any of its Affiliates, (h) any act or omission of a Party prior to the Closing Date required, permitted or contemplated by this Agreement, (i) any adverse change that is cured to the reasonable satisfaction of the other Party prior to the Closing, or (j) with respect to the Vendor or the Company, any matter listed or described in the Disclosure Letter;

“Material Contracts” has the meaning set out in Section 3.17;

“Meeting” means the special meeting of the shareholders of the Purchaser, including any adjournment or postponement of such meeting, to be called and held to consider, among other matters, the Transaction Resolution, if such Meeting is required under Section 9.6 of this Agreement;

“Order” means any order, injunction, judgment, administrative complaint, decree, ruling, award, assessment, direction, instruction, penalty or sanction issued, filed or imposed by any Governmental Entity or arbitrator;

“Ordinary Course” means any transaction that constitutes an ordinary day-to-day business activity of a Person in accordance with, and materially consistent with, its past business practices;

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization, (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise), (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement, and (d) in the case of a Person that is not a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization;

“Outside Date” means the date that is 90 days from the Effective Date, or such later date as may be permitted in writing by the Vendor in its sole discretion;

“Owned Patented Claims” has the meaning set out in Section 3.14(a);

“Owned Unpatented Claims” has the meaning set out in Section 3.14(a);

“Parties” means, collectively, the Purchaser and the Vendor, and any other Person that becomes a party to this Agreement, and “Party” means any one of them;

“Payment Shares” means the Initial Payment Shares and any additional Purchaser Shares as may be issued pursuant to Section 2.2(c);

“Permitted Encumbrances” means:

(a)	undetermined or inchoate Encumbrances incidental to construction, maintenance or operations, or otherwise relating to the Ordinary Course which have not, as of the Closing Date, been filed pursuant to applicable Law,

(b)	statutory liens for current Taxes, assessments or other governmental charges not yet delinquent, or the amount or validity of which is being contested in good faith by appropriate proceedings,

(c)	cash or governmental obligations deposited in the Ordinary Course in connection with Contracts, bids, permit fees, reclamation surety or the like,

(d)	Encumbrances or Claims incidental to current construction carried out in the Ordinary Course, and mechanics’, materialmen’s, warehousemen’s, workers’, carriers’ and other similar Encumbrances arising or incurred in the Ordinary Course and for amounts not yet delinquent, or if delinquent, being contested in good faith by appropriate actions,

(e)	all rights reserved to, or vested in, any Governmental Entity by the terms of any patent, lease, licence, franchise, grant or permit held by it, or by any statutory provision to terminate any such patent, lease, licence, franchise, grant or permit, or to require annual or periodic payments as a condition of the continuance thereof, or to distrain against or to obtain an Encumbrance on any of its property or assets in the event of failure to make such annual or other periodic payments,

(f)	the lessor’s title under any lease in which the Company is the lessee,

(g)	Encumbrances that are due to zoning or subdivision, entitlement and other land use Laws,

(h)	Encumbrances that arise solely by reason of acts of, or with the written approval of, the Purchaser,

(i)	terms and conditions of, and Encumbrances created by, any Contract that has been disclosed in the Disclosure Letter,

(j)	easements, rights-of-way, roads, covenants, restrictions and other matters of record in the Office of the Nye County Recorder,

(k)	with respect to the Owned Unpatented Claims and the Leased Unpatented Claims, the paramount title of the United States, the rights of citizens of the United States and other qualified parties to enter onto and use the public lands, and the authority and right of the United States to administer and manage entry onto and use of the public lands,

(l)	roads and rights-of-way, if any, existing pursuant to Revised Statute 2477,

(m)	all Encumbrances described in the Boundary Report,

(n)	all Encumbrances and matters described in the Title Reports, and

(o)	all Encumbrances disclosed in any part of the Disclosure Letter;

“Person” means any individual, corporation, legal person, partnership, firm, joint venture, syndicate, association, trust, trustee, limited liability company, unincorporated organization, trust company, Governmental Entity or any other form of entity or organization;

“Pre-Closing Tax Period” means any Tax or fiscal period ending before the time of Closing;

“Pre-Closing Taxes” means (a) any and all Taxes of the Company relating to a Pre-Closing Tax Period, and (b) any and all Taxes that the Company is liable for as a result of being a member of (or leaving) an affiliated, consolidated, combined or unitary Tax group before the time of Closing;

“Prior Acquisition Date” means November 26, 2014, being the date that the Vendor indirectly acquired all or substantially all of the Reward Mine Properties;

“Purchase Price” has the meaning set out in Section 2.2(a);

“Purchaser” has the meaning set out in the preamble to this Agreement;

“Purchaser Fundamental Representations” means the representations and warranties in Sections 5.1 (Organization and Qualification), 5.4 (Execution and Binding Obligation), 5.5 (Capitalization) and 5.15 (Sufficient Funds);

“Purchaser Public Documents” has the meaning set out in Section 5.8;

“Purchaser Shares” means shares of common stock in the capital of the Purchaser having a par value of $0.0001 per share;

“Reclamation Bonds” has the meaning set out in Section 3.16;

“Reclamation Release” has the meaning set out in Section 9.3(a)(iii);

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Substance in the indoor or outdoor environment, including the movement of any Hazardous Substance through or in the air, soil, surface water, ground water or property;

“Replacement Bonds” has the meaning set out in Section 9.3(a)(i);

“Representative” means, with respect to any Person, such Person’s, and each of such Person’s Affiliates’, officers, directors, managers, employees, agents and representatives;

“Required Consents” has the meaning set out in Section 3.4;

“Reward Mine Properties” means the properties listed and described in Section 1.1 of the Disclosure Letter;

“Second Payment” has the meaning set out in Section 2.2(a)(iii);

“Second Payment Date” has the meaning set out in Section 2.2(b)(iii);

“Subsidiary” means CR Reward Water Holdings LLC, a limited liability company formed under the Laws of the State of Nevada;

“Tax Authority” means the United States Internal Revenue Service, the Canada Revenue Agency and any other applicable Governmental Entity responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;

“Tax Notice” has the meaning set out in Section 9.4(c)(i);

“Tax Returns” means any and all returns, reports, information, rebates, credits, elections, designations, schedules, filings or other documents (including any related or supporting information) relating to Taxes filed or required to be filed by any Tax Authority, or pursuant to any applicable Law relating to Taxes, or in fact filed with any Tax Authority;

“Taxes” (and individually, a “Tax”) includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind imposed by any Tax Authority, including all interest, penalties, fines or additions to tax imposed by any Governmental Entity in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, unemployment health, social services, education and Social Security and Medicare taxes, and escheat and unclaimed property obligations;

“Third Party Claim” means any Claim that is instituted or asserted by any Person, including a Governmental Entity, other than a Party against an Indemnified Party which entitles the Indemnified Party to make a Claim for indemnification under this Agreement;

“Title Reports” means, collectively: (a) the title report update dated April 9, 2022, (b) the title report update dated April 10, 2022, (c) the title report dated April 11, 2022, and (d) the title report update dated April 12, 2022, each covering various parts of the Reward Mine Properties, delivered by Parr Brown Gee & Loveless to the Company;

“Transaction Resolution” means a simple majority resolution of the shareholders of the Purchaser, if required by the Exchange, for the Parties to close the transactions contemplated under this Agreement, to be in form and substance satisfactory to the Exchange;

“Transfer Taxes” has the meaning set out in Section 9.4(d);

“UCC Statement” has the meaning set out in Section 2.3(a);

“U.S. Exchange Act” means the United States Securities and Exchange Act of 1934, as amended;

“U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Vendor” has the meaning set out in the preamble to this Agreement; and

“Vendor Fundamental Representations” means the representations and warranties in Sections 3.1 (Organization and Qualification), 3.5 (Capitalization), 3.6 (No Other Agreements to Purchase), 4.1 (Organization and Qualification), 4.3 (Execution and Binding Obligation) and 4.4 (Title to Company Interests).

1.2	Headings, etc.

The provision of a Table of Contents, the division of this Agreement into Articles, Sections and Exhibits, and the insertion of headings, are for convenient reference only and do not affect the interpretation of this Agreement.

1.3	Currency

All references in this Agreement to dollars or “$” are expressed in United States currency unless otherwise specifically indicated.

1.4	Certain Phrases

In this Agreement, unless otherwise specified:

(a)	the words “including”, “includes” and “include” mean “including (or includes or include) without limitation” and all similar variations thereof;

(b)	the phrase “the aggregate of”, “the total of”, “the sum of” or any phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(c)	the words “Article”, “Section” and “Exhibit” followed by a number mean and refer to the specified Article, Section or Exhibit of this Agreement; and

(d)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

1.5	Knowledge

Where any representation or warranty contained in this Agreement is qualified by reference to the knowledge of the Vendor, it refers to the actual knowledge of Jack McMahon and Cheryl Brandon, after reasonable inquiry (but without any requirement to make any inquiries of third parties or any Governmental Entity, or to perform any search of any public registry office or system) and without personal liability on their part.

1.6	Accounting Terms

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS in the case of the Company, and U.S. GAAP in the case of the Purchaser.

1.7	Disclosure Letter

(a)	The Disclosure Letter forms an integral part of this Agreement for all purposes of this Agreement.

(b)	The purpose of the Disclosure Letter is to set out the qualifications, exceptions and other information contemplated in this Agreement. The Parties acknowledge and agree that the Disclosure Letter, and the information and disclosures contained in the Disclosure Letter, do not constitute or imply, and shall not be construed as:

(i)	any representation, warranty, covenant or agreement which is not expressly set out in this Agreement;

(ii)	an admission of any liability or obligation of the Vendor;

(iii)	an admission that the information is material;

(iv)	a standard of materiality, a standard for what is or is not in the Ordinary Course, or any other standard contrary to the standards contained in this Agreement; or

(v)	an expansion of the scope or effect of any of the representations, warranties and covenants set out in this Agreement.

(c)	Disclosure of any information in the Disclosure Letter that is not strictly required under this Agreement has been made for informational purposes only and does not imply disclosure of all matters of a similar nature. Inclusion of an item in any section of the Disclosure Letter is deemed to be disclosure of such item for purposes of any other section(s) of the Disclosure Letter where it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section(s) of the Disclosure Letter.

(d)	The Disclosure Letter itself is confidential information and may not be disclosed unless: (i) it is required to be disclosed pursuant to Law, unless such Law permits the Parties to refrain from disclosing the information for confidentiality or other purposes, or (ii) a Party needs to disclose it in order to enforce or exercise its rights under this Agreement.

1.8	References to Persons and Agreements

(a)	Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns, as the case may be.

(b)	Except as otherwise provided in this Agreement, the term “Agreement” and any reference to this Agreement, or to any other Ancillary Agreement, Contract, document or other instrument, includes and is a reference to this Agreement or such other Ancillary Agreement, Contract, document or other instrument as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes all schedules hereto or thereto, as the case may be.

1.9	Statutes

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under such statute as the same may have been, or may from time to time be, amended, re-enacted or replaced.

1.10	Non-Business Days

Whenever payments are to be made or an action is to be taken on a day which is not a Business Day such payment shall be made or such action shall be taken on or not later than the next succeeding Business Day.

1.11	No Presumption

This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisors. It is the intention of the Parties that no Party shall be presumed to be the drafter of this Agreement and that this Agreement shall not be construed more strictly with regard to one Party than to any other Party.

1.12	Exhibits

The following Exhibits are attached to this Agreement and form an integral part of this Agreement for all purposes:

Exhibit A	Form of Deed of Trust

Article 2
PURCHASE AND SALE

2.1	Purchase and Sale of the Company Interests

On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Vendor shall sell, assign and transfer to the Purchaser, and the Purchaser shall purchase from the Vendor, all, but not less than all, of the Company Interests.

2.2	Purchase Price

(a)	The aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor, or as the Vendor may otherwise direct in writing, for the Company Interests shall be comprised of:

(i)	$12,500,000 (the “Closing Payment”); plus

(ii)	the issuance of 7,800,000 Purchaser Shares (collectively, the “Initial Payment Shares”) at a deemed price per Purchaser Share equal to the United States dollar equivalent (based on the Currency Exchange Rate on the Business Day immediately preceding the Closing Date) of CAD$1.70, with the aggregate value of the Initial Payment Shares as determined in accordance with this provision being the “Initial Share Value”; plus

(iii)	such combination of cash and Purchaser Shares, determined in accordance with Section 2.2(c), as have an aggregate value of $15,000,000 less the Initial Share Value (the “Second Payment”); plus

(iv)	$17,500,000 (the “Deferred Payment”, and together with the Closing Payment, the Initial Share Value and the Second Payment, the “Aggregate Payment”).

(b)	The Purchase Price shall be satisfied by:

(i)	the payment by the Purchaser of the Closing Payment on the Closing Date by wire transfer of immediately available funds to an account designated by the Vendor to the Purchaser in writing at least two Business Days prior to the Closing Date;

(ii)	on the Closing Date, the issuance of the Initial Payment Shares and delivery to the Vendor by the Purchaser of a direct registration system (DRS) statement representing the Initial Payment Shares registered in accordance with the registration details to be directed in writing by the Vendor at least two Business Days prior to the Closing Date;

(iii)	on or before the earlier of (in any case, the “Second Payment Date”): (A) the Business Day on which the Purchaser completes any debt or equity financing (in any case, the “Financing”) and (B) the date that is 90 days following the Closing Date (the “Deferred Payment Deadline”), the satisfaction of the Second Payment by the Purchaser, as further provided in Section 2.2(c); and

(iv)	the payment by the Purchaser of the Deferred Payment on or before the Deferred Payment Deadline by wire transfer of immediately available funds to an account designated by the Vendor to the Purchaser in writing at least two Business Days prior to the date on which payment is due and owing. For greater certainty, the Purchaser will be entitled to pay the Deferred Payment at any time prior to the Deferred Payment Deadline without penalty. The Deferred Payment will not accrue any interest and no interest will be due and payable thereon.

(c)	Subject to Section 2.2(d): (i) if the price at which securities are sold by the Purchaser under the Financing (in any case, the “Financing Price”) is less than CAD$1.70, the Second Payment shall be satisfied by such combination of cash and Purchaser Shares as may be determined by the Vendor in its sole discretion; and (ii) if the Financing Price is CAD$1.70 or greater, the Second Payment shall be satisfied by such combination of cash and Purchaser Shares as may be determined by the Purchaser in its sole discretion. Any Purchaser Shares issued pursuant to this Section 2.2(c) shall be issued at a deemed price per Purchaser Share equal to the United States dollar equivalent (based on the Currency Exchange Rate on the Business Day immediately preceding the closing date of the Financing) of the Financing Price. For greater certainty, the aggregate value of the Initial Share Value and the Second Payment shall be $15,000,000.

(d)	Notwithstanding any other provision of this Agreement including Section 2.2(c), in no case will the Purchaser be entitled or permitted to issue any Purchaser Shares to the Vendor if such issuance would result in the Vendor having beneficial ownership (as determined in accordance with Applicable Securities Laws) of more than 9.99% of the Purchaser Shares, and any portion of the Second Payment that would, if settled by Purchaser Shares, cause the Vendor to own more than 9.99% of the Purchaser Shares shall be paid entirely in cash.

(e)	Any cash payment made in settlement of the Second Payment will be paid on the Second Payment Date by wire transfer of immediately available funds to such account as is designated by the Vendor to the Purchaser in writing prior to the Second Payment Date, and any Purchaser Shares issued to the Vendor in settlement of the Second Payment will be settled by the delivery to the Vendor of a direct registration system (DRS) statement representing such Purchaser Shares, registered in accordance with the registration details to be directed in writing by the Vendor prior to the Second Payment Date.

2.3	Security

(a)	The Parties agree that the obligation of the Purchaser to pay the Deferred Payment shall be secured by the Deed of Trust and a related UCC financing statement (the “UCC Statement”), which will represent a first-priority, perfected security interest. Notwithstanding any other provision of this Agreement, the Purchaser agrees that such obligation shall run with the Reward Mine Properties, shall be evidenced of record by the Deed of Trust and the UCC Statement, and shall be binding upon any successors or assignees of the Purchaser and the Company (and any respective successors or assignees of any assignee), until such time as all obligations of the Purchaser to make the Deferred Payment have been indefeasibly satisfied.

(b)	At such time as the Purchaser has indefeasibly paid the Deferred Payment, in full, the Parties shall enter into such agreements, and shall record and file such instruments, as may be necessary to release, reassign, reconvey, discharge and terminate the security provided by the Deed of Trust and the UCC Statement.

2.4	Withholding Taxes

Notwithstanding any provision in this Agreement to the contrary, if the Vendor delivers the certificate described in Section 9.4(e) or a Form W-9 to the Purchaser, then any and all payments to the Vendor in respect of the Purchase Price pursuant to this Agreement shall be made free and clear of any deduction or withholding, or offset therefrom.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE VENDOR
REGARDING THE COMPANY

The Vendor represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the sale by the Vendor of the Company Interests and the transactions contemplated by this Agreement, that:

3.1	Organization and Qualification

The Company is a limited liability company formed and existing under the Laws of the State of Nevada, and has all necessary limited liability company power, authority and capacity to own the Company Assets and to carry on its business as presently conducted. The Company is duly qualified, licensed or registered to conduct business and is in good standing in each jurisdiction in which the Company Assets are located or it conducts business.

3.2	No Conflict

Except for the filings, notifications and Authorizations described in Section 3.3 of the Disclosure Letter, and the consents, approvals and waivers described in Section 3.4 of the Disclosure Letter, the execution and delivery, and performance by the Vendor, of this Agreement, and the consummation of the transactions contemplated by this Agreement:

(a)	do not and will not constitute or result in a breach or a violation of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Organizational Documents of the Company;

(b)	do not and will not constitute or result in a breach or a violation of, or allow any Person (other than the Purchaser) to exercise any rights under, any Contract to which the Company is a party, in each case, which would have a Material Adverse Effect with respect to the Company;

(c)	do not and will not result in a breach or a violation, or cause the termination or revocation, of any Authorization held by the Company which would have a Material Adverse Effect with respect to the Company; and

(d)	do not and will not result in the violation of any Law which would have a Material Adverse Effect with respect to the Company.

3.3	Regulatory Authorizations

Except as disclosed in Section 3.3 of the Disclosure Letter, no material filing with, notice to, or material Authorization of any Governmental Entity is required on the part of the Company as a condition to the lawful completion of the transactions contemplated by this Agreement, other than such as would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.4	Required Consents

Except as disclosed in Section 3.4 of the Disclosure Letter (the “Required Consents”), the execution, delivery, and performance by the Vendor of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not require the consent, approval or waiver of any Person under any Contract to which the Company is party.

3.5	Capitalization

Section 3.5 of the Disclosure Letter sets forth the authorized and issued capital of the Company. At the Closing, the Company Interests shall constitute all of the membership interests and other securities in the capital of the Company. All of the Company Interests have been duly and validly issued and are outstanding as fully paid and non-assessable membership interests.

3.6	No Other Agreements to Purchase

No Person has any Contract, option or warrant, or any other right or privilege capable of becoming such (whether by Law, pre-emptive or Contractual right granted by the Company), for the purchase, subscription, allotment or issuance of the Company Interests or any unissued membership interests or other equity securities or securities exercisable or convertible into equity securities of the Company.

3.7	Company Records

The Company has maintained its company records in accordance with, in all material respects, all applicable statutory requirements and prudent business practice, and such records are complete and accurate in all material respects.

3.8	Absence of Certain Changes or Events

Since December 31, 2021, other than the transactions contemplated in this Agreement and as disclosed in Section 3.8 of the Disclosure Letter: (a) the Company has not carried on any business other than owning, maintaining, exploring and developing the Reward Mine Properties, negotiating and entering into this Agreement and the transactions contemplated by this Agreement, and activities necessarily incidental thereto, and (b) there has not been any Material Adverse Effect with respect to the Company.

3.9	Compliance with Laws

Except as disclosed in Section 3.9 of the Disclosure Letter, the Company is conducting its operations in compliance with all applicable Laws, except for acts of non-compliance which would not have a Material Adverse Effect with respect to the Company.

3.10	Subsidiaries

(a)	Other than the Subsidiary, all of the membership interests of which are wholly-owned by the Company, the Company does not own shares or other ownership, equity, partnership, joint venture or proprietary interests in any other Person.

(b)	The Subsidiary is a limited liability company formed and existing under the Laws of the State of Nevada, and has all necessary limited liability company power, authority and capacity to own its assets and to carry on its business as presently conducted, and is duly qualified, licensed or registered to conduct business and is in good standing in each jurisdiction in which its assets are located or it conducts business.

(c)	Section 3.10 of the Disclosure Letter sets out all material Company Assets owned by the Subsidiary. Except as disclosed in Section 3.10 of the Disclosure Letter, no Person other than the Purchaser has any Contract, option or warrant, nor any other right or privilege capable of becoming such (whether by Law, pre-emptive or Contractual right granted by the Company), for the purchase of any of the Company Assets owned by the Subsidiary.

(d)	Except as disclosed in Section 3.10 of the Disclosure Letter, the Subsidiary has not created or consented to any Encumbrance on the Company Assets owned by the Subsidiary arising by, through or under the Subsidiary, other than Permitted Encumbrances.

3.11	Intellectual Property

The Company does not own any registrations, nor has it submitted any applications for registration, for any Intellectual Property.

3.12	Financial Statements

Except as disclosed in Section 3.12 of the Disclosure Letter, the Financial Statements have been prepared in accordance with IFRS on a basis consistent with the preceding period and each presents fairly in all material respects:

(a)	the financial position of the Company as at the respective dates of the Financial Statements; and

(b)	the results of operations of the Company for the period covered by the Financial Statements.

3.13	Liabilities

The Company has not incurred any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) which continue to be outstanding, except: (a) as disclosed in the Financial Statements, (b) as disclosed in Section 3.13 of the Disclosure Letter, or (c) as incurred in the Ordinary Course.

3.14	Properties and Mineral Rights

(a)	The Reward Mine Properties constitute all of the Company’s direct and indirect interests in real property, including all patented mining claims owned by the Company (the “Owned Patented Claims”), all unpatented mining claims owned by the Company (the “Owned Unpatented Claims”), and all unpatented mining claims leased by the Company (the “Leased Unpatented Claims”). The Company has not created or consented to any Encumbrance on the Reward Mine Properties arising by, through or under the Company, other than Permitted Encumbrances. Other than the Reward Mine Properties, the Company does not, directly or indirectly, own or have any interest in any material real property or any material mineral interests and rights. The Reward Mine Properties constitute all of the patented claims, unpatented claims, and fee interests necessary to explore, develop, and operate the Reward Mine Properties as they are presently being explored, developed, and operated.

(b)	Except as disclosed in the Title Reports or in Section 3.14 of the Disclosure Letter, the Company owns: (i) all of the Owned Patented Claims, (ii) all of the Owned Unpatented Claims, and (iii) the leasehold interests in all of the Leased Unpatented Claims, in each and all cases, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c)	Except as disclosed in the Title Reports or in Section 3.14 of the Disclosure Letter, there is no adverse Claim active, threatened, or, to the knowledge of the Vendor, pending against, or challenge to, the ownership of the Reward Mine Properties, except for Permitted Encumbrances. The Company has not received any written notice from any Governmental Entity of any revocation or intention to revoke any interest of the Company in the Reward Mine Properties, and, to the knowledge of the Vendor, there is no threatened or pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Reward Mine Properties, nor has any notice or proceeding in respect thereof been given to the Vendor or, to the knowledge of the Vendor, commenced, nor does the Vendor know of any intent or proposal to give such notice or commence any such proceeding.

(d)	Except as disclosed in the Title Reports or in Section 3.14 of the Disclosure Letter, none of the Reward Mine Properties are subject to a partnership, joint venture or other analogous arrangement.

(e)	The Reward Mine Properties have permanent uninterrupted ingress and egress to and from the property by way of a road from Highway 95 to the Reward Mine Properties as set out in the 2020 Final Environmental Assessment prepared for the United States Department of the Interior Bureau of Land Management for the Reward Project.

(f)	With respect to each unpatented mining claim constituting the Reward Mine Properties, except as may be specified in Section 3.14 of the Disclosure Letter, or as disclosed in the Title Reports or in the Boundary Report, and subject to the paramount title of the United States, the rights of citizens of the United States and other qualified parties to enter onto and use the public lands, and the authority and right of the United States to administer and manage entry onto and use of the public lands, to the knowledge of the Vendor: (i) all such claims were located, staked, filed and recorded on available public domain land in compliance with all applicable Laws, (ii) all claim maintenance fees required to be paid under federal Law in lieu of the performance of assessment work in order to maintain the claims have been timely and properly paid and affidavits or other notices evidencing such payments, and the owner’s intent to hold the claims as required under applicable Laws, have been timely and properly filed and recorded, (iii) there are no Claims pending or threatened against or affecting any of the claims, and (iv) the claims are in good standing with respect to all applicable Governmental Entities.

(g)	Except as disclosed in Section 3.14 of the Disclosure Letter or in the Title Reports, to the knowledge of the Vendor: (i) each material lease under which the Company leases any of the Leased Unpatented Claims is valid and in full force and effect, (ii) there is not any existing default by the Company under any such material lease that would give the lessor the right to terminate such lease or amend or modify such lease in a manner adverse to the Company, and (iii) there is not any existing default by the lessor of any such lease.

(h)	This Section 3.14 contains the sole and exclusive representations and warranties concerning title to the Reward Mine Properties. Without limiting the generality of the foregoing sentence, and notwithstanding anything else in this Agreement, no representation or warranty (express or implied) is made, and such representations and warranties are instead expressly disclaimed, regarding (i) the existence of any discovery of valuable minerals on or within any of the unpatented mining claims constituting the Reward Mine Properties, (ii) the paramount title of the United States of America in and to the unpatented mining claims constituting the Reward Mine Properties, and (iii) the condition, potential, usability, marketability, value or validity of the Reward Mine Properties or any of them.

(i)	The information provided by the Vendor to the Qualified Persons (as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects) that authored the technical report for the Reward project dated September 6, 2019 (the “Technical Report”), in connection with the preparation of the Technical Report was complete and accurate in all material respects at the time such information was furnished. The Company has not carried out any production of minerals from the Reward Mine Properties since the Technical Report was published.

3.15	Environmental

Except as disclosed in Section 3.15 of the Disclosure Letter:

(a)	the Company is in possession of all Environmental Permits that are required to own or lease the Reward Mine Properties and to maintain the Reward Mine Properties as maintained as of the Closing Date, and the Company is, and has been, in material compliance with the terms of such Environmental Permits and all Environmental Laws;

(b)	since the Prior Acquisition Date, no activities have been carried out by the Vendor or the Company that have caused the l Release of any Hazardous Substance on, from or under any of the Reward Mine Properties that could reasonably be anticipated to result in material liability for cleanup, remediation or any other type of response action pursuant to Environmental Laws;

(c)	neither the Vendor nor the Company has received any written request for information, notice, demand letter, administrative inquiry, investigation, complaint or Claim with respect to environmental, health or safety matters relating to to any actual or alleged violation of or failure to comply with Environmental Laws as they relate the Company Assets and which may require any material work, repairs, construction or expenditures;

(d)	to the knowledge of the Vendor, there are no changes in the status, terms or conditions of any Environmental Permits held by the Company, nor any renewal, modification, revocation, reassurance, alteration, transfer or amendment of any such Environmental Permits, that are required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated in this Agreement;

(e)	to the knowledge of the Vendor, none of the Reward Mine Properties are listed on a List, nor has the Vendor or the Company received any written notice that any of the Reward Mine Properties are being considered for inclusion on a List;

(f)	to the knowledge of the Vendor, each of the Vendor and the Company has provided the Purchaser with true, correct and complete copies of all material assessments, audits, reports and other documents in its possession, or to the Vendor’s knowledge, under its control, relating to material environmental conditions, including Hazardous Substances, at, on, under or emanating from, or otherwise associated with, the Company Assets; and

(g)	except as relates to the Reclamation Bonds, the Company has not assumed, undertaken, or otherwise become subject to any liability of any other Person, or provided indemnity with respect to any liability, in each case relating to Environmental Laws.

This Section 3.15 contains the sole and exclusive representations and warranties concerning environmental, Hazardous Substances, health and safety, reclamation (except as pertains to the Reclamation Bonds under Section 3.16), remediation and closure matters with respect to the Vendor, the Company, the Company Assets and the Reward Mine Properties.

3.16	Reclamation Bonds

Section 3.16 of the Disclosure Letter sets forth a description of all surety instruments, reclamation bonds, letters of credit, guarantees, certificates of deposit, cash deposits and other instruments, accounts and arrangements provided or maintained by, or for the benefit of, the Vendor or any Affiliate of the Vendor in respect of the operation, closure, reclamation or remediation of the Reward Mine Properties that are in place as of the Closing Date (collectively, the “Reclamation Bonds”). No Governmental Entity has called on any of the Reclamation Bonds.

3.17	Material Contracts

All Contracts to which the Company is a party or is bound by, that: (a) provide for the expenditure of $25,000 or more during any twelve month period; or (b) have a term of one year or more and cannot be cancelled on notice of 90 days or less (collectively, the “Material Contracts”) are listed in Section 3.17 of the Disclosure Letter. Each of the Material Contracts is in full force and effect and is unamended, except as described in Section 3.17 of the Disclosure Letter, and there are no outstanding defaults or breaches under any of the Material Contracts on the part of the Company which would have a Material Adverse Effect with respect to the Company.

3.18	Employees and Employee Plans

Since the Prior Acquisition Date, the Company and the Subsidiary have not had any employees and have not entered into any employment Contracts. Since the Prior Acquisition Date, the Company and the Subsidiary have not been a party to, nor bound by, any collective bargaining agreement or any employment Contract, nor has the Company or the Subsidiary maintained, sponsored, contributed to, or incurred any liability under, any pension, savings, commission, deferred compensation, salary continuation, vacation, supplemental unemployment benefits, education assistance, profit-sharing, mortagage assistance, employee loan, retirement, group health or welfare, severance, bonus, incentive or equity-based compensation or other employee benefit plans, retiree plans, programs or other retiree coverage or arrangements, fringe benefit and other benefit plans, programs, contracts, coverage, arrangements or policies.

3.19	Litigation

Except as described in Section 3.19 of the Disclosure Letter, there are no material Claims involving the Company or involving the Company Assets or, to the knowledge of the Vendor, threatened in writing against the Company or involving the Company Assets.

3.20	Taxes

(a)	Each of the Company and the Subsidiary have filed or caused to be filed all income Tax Returns and other material Tax Returns required to be filed by it with the appropriate Governmental Entity. All such Tax Returns filed were correct and complete in all material respects.

(b)	The Company and the Subsidiary have paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by them, whether or not shown on any Tax Return.

(c)	The Company and the Subsidiary are classified for U.S. federal and state income Tax purposes as entities disregarded as separate from the Vendor.

(d)	There are no ongoing Tax audits or examinations, and no waivers of statutes of limitations have been given or requested, with respect to the Company, the Subsidiary or the Vendor with respect to any of the Company Assets.

(e)	To the knowledge of the Vendor, the Company Assets are not subject to any Tax liens, other than liens for Taxes not yet due and payable or being contested in good faith through appropriate proceedings and for which adequate reserves are maintained in the appropriate Financial Statements.

(f)	To the knowledge of the Vendor, no unresolved deficiencies or additions to Taxes have been proposed, asserted or assessed in writing against the Company, the Subsidiary, or any of the Company Assets by any Governmental Entity.

(g)	To the knowledge of the Vendor, no Claim has been made in writing within the last three years by any Governmental Entity in a jurisdiction in which the Company or the Subsidiary does not file Tax Returns that the Company or the Subsidiary is or may be subject to taxation by that jurisdiction.

(h)	All Taxes required to be withheld or collected by the Company and the Subsidiary in connection with amounts paid or owing to any independent contractor, creditor or member have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

(i)	This Section 3.20 contains the sole and exclusive representations and warranties with respect to Taxes, Tax Returns and other Tax matters of the Vendor, the Company and the Subsidiary. Notwithstanding the foregoing or anything else in this Agreement, no representation or warranty is made regarding the existence or amount of (or any limitation on) any net operating loss, capital loss, Tax basis or other tax attribute of the Company, the Subsidiary or the Company Assets.

3.21	Anti-Corruption and Anti-Money Laundering

(a)	The Company has not, nor has any of its members, managers, officers or employees, nor any agent or other Person acting on behalf of any of the foregoing:

(i)	violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act (Canada), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended, or any similar anti-corruption or anti-bribery Laws, if and to the extent applicable (collectively, the “Anti-Corruption Laws”);

(ii)	made, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any: (i) executive, official, employee or Person acting in an official capacity for or on behalf of a Governmental Entity or a public international organization (e.g., the International Monetary Fund or the World Bank), or (ii) political party or official thereof, or candidate for political office, or (iii) other Person, while knowing or believing that all or some portion of the money or value shall be offered, given or promised to any Person for the purposes of obtaining or retaining business or securing any improper advantage, or in other circumstances when such offer, payment or promise would be unlawful, in each case, in violation of applicable Anti-Corruption Laws; or

(iii)	to the knowledge of the Vendor, been subject to any investigation by any Governmental Entity with regard to any actual or alleged breach of any relevant Anti-Corruption Law.

(b)	The Company is in compliance with all anti-money laundering (“AML”) Laws, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and economic sanctions and trading Laws related to the prevention of money laundering and terrorist financing in the jurisdictions in which the Company operates, including prohibited or restricted international trade and financial transactions and lists maintained by any Canadian or United States Governmental Entity, agency, authority or Person targeting certain countries, territories, or Persons, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.22	Brokers

Except as disclosed in Section 3.22 of the Disclosure Letter, there is no investment banker, broker, finder or other Person that has been retained by, or is authorized to act on behalf of, the Company or the Vendor who might be entitled to any fee, commission or other remuneration from the Company or the Vendor in connection with the transactions contemplated by this Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated by this Agreement, that:

4.1	Organization and Qualification

The Vendor is a limited liability company formed and existing under the Laws of the State of Nevada, and has all necessary limited liability company power, authority and capacity to own its assets and to carry on its business as presently conducted.

4.2	No Conflict

The execution and delivery, and performance by the Vendor, of this Agreement and each Ancillary Agreement to which the Vendor is a party, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement:

(a)	do not and will not constitute or result in a breach or a violation of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Organizational Documents of the Vendor;

(b)	do not and will not constitute or result in a breach or a violation of, or allow any Person to exercise any rights under, any Contract to which the Vendor is a party;

(c)	do not and will not result in a breach or a violation, or cause the termination or revocation, of any Authorization held by the Vendor that is necessary to the ownership by the Vendor of the Company Interests; and

(d)	do not and will not result in the violation of any Law,

in each case, other than such as would not reasonably be expected to prevent, materially delay or materially impede the ability of the Vendor to perform its obligations under this Agreement and each Ancillary Agreement to which the Vendor is a party, or to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement.

4.3	Execution and Binding Obligation

(a)	The execution and delivery and performance by the Vendor of this Agreement and each Ancillary Agreement to which the Vendor is a party, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement, have been duly authorized by all necessary action on the part of the Vendor.

(b)	This Agreement and each Ancillary Agreement to which the Vendor is a party has been duly executed and delivered by the Vendor and constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject only to any limitation under Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

4.4	Title to Company Interests

The Vendor is the sole registered and beneficial owner of the Company Interests free and clear of all Encumbrances. Upon completion of the transactions contemplated by this Agreement, the Vendor shall have transferred to the Purchaser good and valid title to the Company Interests free and clear of all Encumbrances.

4.5	Shareholder and Similar Contracts

The Vendor is not a party to any shareholder, pooling, voting trust or other similar Contract relating to the Company Interests.

4.6	Required Authorizations

No material filing with, notice to or any material Authorization of any Governmental Entity is required on the part of the Vendor as a condition to the lawful completion of the transactions contemplated by this Agreement and each Ancillary Agreement to which the Vendor is a party.

4.7	Required Consents

Except as disclosed in Section 4.7 of the Disclosure Letter, there is no requirement to obtain any consent, approval or waiver of any party under any Contract that the Vendor is party to, to complete the transactions contemplated by this Agreement and each Ancillary Agreement to which the Vendor is a party, and completion of such transactions will not result in any acceleration of payment or additional fee or any payment thereunder.

4.8	No Other Agreements to Purchase

No Person other than the Purchaser has any Contract, option or warrant, nor any other right or privilege capable of becoming such (whether by Law, pre-emptive or Contractual right granted by the Company), for the purchase of the Company Interests from the Vendor.

4.9	Residence

The Vendor is a resident of the United States within the meaning of applicable United States Tax Laws.

4.10	Securities Law Matters

The Vendor is acquiring the Payment Shares solely for its own account for investment purposes, and not with a view to, or for offer or sale in connection with, any distribution of the Payment Shares. The Vendor acknowledges that the Payment Shares are not registered under the U.S. Securities Act or any applicable securities laws of any state of the United States and are being issued to the Vendor pursuant to an exemption from such registration requirements. The Vendor acknowledges and agrees that the Payment Shares will be “restricted securities” under Rule 144 under the U.S. Securities Act, that the Payment Shares may not be transferred or sold except pursuant to the registration provisions of the U.S. Securities Act or pursuant to an applicable exemption therefrom and subject to all Applicable Securities Laws and that the DRS advice slip representing the Payment Shares will bear a legend to such effect. The Vendor is an “accredited investor” as defined in Rule 501(a) of Regulation D. The Vendor is able to bear the economic risk of holding the Payment Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.11	Disclaimer of Warranties

Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of the Parties that neither the Vendor nor any other Person is making any representation or warranty whatsoever, express or implied, with respect to the Company, the Company Assets or the Company’s operations, liabilities, condition (financial or otherwise) or prospects (including any implied warranty or representation as to the accuracy or completeness of any information provided or made available to the Purchaser or any of its Affiliates or Representatives, or as to the value, condition, merchantability or suitability of the Company Assets), beyond those expressly given in Article 3 and Article 4. In particular, and without limiting the foregoing, it is understood and agreed that: (a) except for the representations and warranties made by the Vendor in Article 3 and Article 4, neither the Vendor, the Company nor any other Person makes or has made any representation or warranty to the Purchaser or any of its Affiliates or Representatives with respect to: (i) any estimates, projections, forecasts or other prospective information relating to the Company, or (ii) any other oral or written materials or information that have been or shall be provided or made available to the Purchaser or any of its respective Affiliates or Representatives; and (b) neither the Vendor, its Affiliates, Representatives nor any other Person shall be subject to any liability with respect to the information set forth in subsection (a).

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Vendor, and acknowledge that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Company Interests and the transactions contemplated by this Agreement, that:

5.1	Organization and Qualification

The Purchaser is a corporation formed and existing under the Laws of the State of Delaware, and has all necessary corporate power, authority and capacity to own its assets and to carry on its business as presently conducted. The Purchaser is duly qualified, licensed or registered to conduct business and is in good standing in each jurisdiction in which its assets are located or it conducts business.

5.2	No Conflicts

The execution and delivery, and performance by Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement:

(a)	do not and will not constitute or result in a breach or a violation of, a default under, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of the Organizational Documents of the Purchaser;

(b)	do not and will not constitute or result in a breach or a violation of, a default under or an event that, with or without notice or lapse of time or both, would result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, or allow any Person to exercise any rights under, any Contract to which the Purchaser is a party;

(c)	do not and will not result in a breach or a violation, or cause the termination or revocation, of any material Authorization held by the Purchaser; and

(d)	do not and will not result in the violation of any Law applicable to the Purchaser in any material respect,

in each case, other than such as would not reasonably be expected to prevent, materially delay or materially impede the ability of the Purchaser to perform its obligations under this Agreement and each Ancillary Agreement to which it is a party or to consummate the transactions contemplated by this Agreement and each such Ancillary Agreement.

5.3	Regulatory Approvals

Except for the requisite approval of the Exchange for the listing of the Payment Shares, no Order or Authorization of or filing with any Governmental Entity is required on the part of the Purchaser in connection with the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, or the performance of the Purchaser’s obligations under this Agreement and each such Ancillary Agreement.

5.4	Execution and Binding Obligation

(a)	The execution and delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated by this Agreement and each such Ancillary Agreement, have been duly authorized by all necessary corporate or other action on the part of the Purchaser.

(b)	This Agreement and each Ancillary Agreement to which the Purchaser is a party has been duly executed and delivered by the Purchaser, and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject only to any limitation under Laws relating to: (i) bankruptcy, winding-up, insolvency, arrangement and other Laws of general application affecting the enforcement of creditors’ rights; and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

5.5	Capitalization

(a)	The authorized share capital of the Purchaser consists of: (i) 750,000,000 Purchaser Shares and (ii) 250,000,000 shares of preferred stock having a par value of $0.0001 per share (the “Preferred Shares”), which includes as designated Preferred Shares 5,000,000 shares of Series A preferred stock having a par value of $0.0001 per share (the “Series A Shares”), and 45,000,000 shares of Series B preferred stock having a par value of $0.0001 per share (the “Series B Shares”).

(b)	As of the Effective Date: (i) 70,478,770 Purchaser Shares were issued and outstanding and (ii) Preferred Shares were issued and outstanding convertible into 677,084 Purchaser Shares, consisting of no Series A Shares and Series B Shares issued and outstanding convertible into 677,084 Purchaser Shares. All outstanding Purchaser Shares and Series B Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

(c)	As of the Effective Date, an aggregate of up to 4,800,002 Purchaser Shares are issuable upon the exercise of outstanding incentive stock compensation of the Purchaser and up to 31,211,119 Purchaser Shares are issuable upon the exercise of outstanding common share purchase warrants of the Purchaser, and the exercise prices, expiration dates and other material terms of all such stock compensation and warrants have been provided to the Vendor.

(d)	As of the Effective Date, except for the Purchaser Shares described in this Section 5.5, and the Payment Shares that are issuable pursuant to this Agreement, there are no options, warrants, stock appreciation rights, restricted stock units, conversion privileges or other securities, or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever, to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates may be bound, obligating or which may obligate the Purchaser or any of its Affiliates to issue, grant, deliver, extend, or enter into any such option, warrant, stock appreciation right, restricted stock unit, conversion privilege or other security, or other right, agreement, arrangement or commitment.

(e)	There are no outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any Purchaser Shares or other securities of the Purchaser.

(f)	At the Closing, all Payment Shares will be duly authorized and validly issued as fully paid and non-assessable, will not be subject to any pre-emptive rights, will be issued in compliance with all Applicable Securities Laws, and will be approved for listing on the Exchange.

5.6	Shareholder and Similar Agreements

Other than as disclosed in the Purchaser Public Documents, the Purchaser is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding Purchaser Shares or other securities in the Purchaser, other than the agreements set forth in this Agreement with respect to the Payment Shares.

5.7	Subsidiaries

The Purchaser is the beneficial owner of all of the securities or other interests in each of the Subsidiaries identified as owned directly or indirectly by the Purchaser in the Purchaser Public Documents, free and clear of all Encumbrances. All shares or other equity interests in each of the Purchaser’s Subsidiaries are validly issued, fully paid and non-assessable (and no such shares or other equity interest have been issued in violation of any pre-emptive or similar rights), except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Purchaser.

5.8	Purchaser Public Documents

The Purchaser has timely filed with all applicable Governmental Entities true and complete copies of all documents, reports, forms, schedules, statements and other information that the Purchaser is required to file under Applicable Securities Laws (collectively, the “Purchaser Public Documents”). Each Purchaser Public Document at the time filed and, in the case of a registration statement or amendment thereto filed pursuant to the U.S. Securities Act, or a prospectus or amendment thereto filed pursuant to any Canadian Applicable Securities Laws, at the time such registration statement or prospectus, or amendment thereto, became effective: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and (b) complied in all material respects with the requirements of Applicable Securities Laws. The Purchaser has not filed any confidential material change report with any Governmental Entity which remains confidential. There are no outstanding written comments from any Governmental Entities with respect to any of the Purchaser Public Documents.

5.9	Securities Law Matters

(a)	The Purchaser is a reporting issuer in the Provinces of British Columbia and Ontario and has reporting obligations under Section 13(a) of the U.S. Exchange Act, and the Purchaser Shares are registered under Section 12(g) of the U.S. Exchange Act. The Purchaser is in compliance in all material respects with all Applicable Securities Laws, including all applicable policies and regulations of the Exchange, and is not in default of any of its obligations under any Applicable Securities Laws.

(b)	The Purchaser Shares are listed and posted for trading on the Exchange and the Purchaser has not taken, and will not take prior to the Closing, any action which would be reasonably expected to result in the delisting or suspension of the Purchaser Shares on or from the Exchange. The Purchaser is in compliance in all material respects with the applicable rules and regulations of the Exchange.

(c)	The Purchaser is not registered or required to be registered as an “investment company” pursuant to the United States Investment Company Act of 1940, as amended.

(d)	The Purchaser is not, and on the Closing the Purchaser will not be, subject to any delisting, suspension of trading, cease trading or other Order that may operate to prevent or restrict trading in the Purchaser Shares under Applicable Securities Laws, and no proceedings will have been initiated, be pending or threatened, or expected to be implemented or undertaken, by any Governmental Entity in relation thereto.

(e)	The Purchaser has not, and on the Closing Date the Purchaser or any of its respective Representatives will not have taken any action pursuant to which the Purchaser would cease to be a reporting issuer in any province or territory of Canada, or a registrant or the equivalent in the United States or any other jurisdiction under Applicable Securities Laws, nor has the Purchaser or any of its respective Representatives received notification from any Governmental Entity seeking to revoke such status of the Purchaser.

(f)	The offering, issuance and sale of the Payment Shares in accordance with the terms of this Agreement is exempt from prospectus and registration requirements under Applicable Securities Laws, and no prospectus or other document must be filed, and no Authorization is required to be made, taken or obtained by the Purchaser pursuant to Applicable Securities Laws to permit the issuance and sale of the Payment Shares.

(g)	The Purchaser is acquiring the Company Interests solely for its own account for investment purposes, and not with a view to, or for offer or sale in connection with, any distribution of the Company Interests. The Purchaser acknowledges that the Company Interests are not registered under the U.S. Securities Act or any applicable securities laws of any state of the United States, and that the Company Interests may not be transferred or sold to any person in the United States or “U.S. person” (as defined in Regulation S under the U.S. Securities Act) except pursuant to the registration provisions of the U.S. Securities Act or pursuant to an applicable exemption therefrom and subject to all Applicable Securities Laws. The Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D. The Purchaser is able to bear the economic risk of holding the Company Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.10	Absence of Certain Changes of Events

Since December 31, 2021: (a) the Purchaser has conducted its business only in the Ordinary Course, and (b) there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, a Material Adverse Effect with respect to the Purchaser.

5.11	Purchaser Financial Statements

(a)	The audited consolidated financial statements for the Purchaser as at and for each of the fiscal years ended on December 31, 2021 and 2020, including the notes to such financial statements and the report by the Purchaser’s auditors on such financial statements, have been prepared in accordance with U.S. GAAP, applied on a basis consistent with prior periods and all applicable Laws, and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of the Purchaser and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Purchaser and its subsidiaries for the respective periods covered thereby. There are no outstanding loans made by the Purchaser or any of its subsidiaries to any director or executive officer of the Purchaser or any of its subsidiaries. There has been no material change in the Purchaser’s accounting policies since December 31, 2021.

(b)	Since December 31, 2021, neither the Purchaser nor any of its respective Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or its internal accounting controls, including any complaint allegation, assertion or Claim that the Purchaser has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the board of directors of the Purchaser.

5.12	Liabilities

Except for: (a) those liabilities that are reflected or reserved for in the consolidated financial statements of the Purchaser included in the Purchaser Public Documents, including the most recently completed annual financial period prior to the Effective Date, (b) liabilities incurred since December 31, 2021 in the Ordinary Course, (c) liabilities that are, individually and in the aggregate, immaterial to the Purchaser, (d) liabilities incurred pursuant to the transactions contemplated by, or permitted by, this Agreement, and (e) liabilities or obligations discharged or paid in full prior to the Effective Date in the Ordinary Course, the Purchaser, and the Subsidiaries of the Purchaser do not have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise) that are required to be reflected in the Purchaser’s financial statements in accordance with U.S. GAAP.

5.13	Compliance with Laws

The Purchaser is conducting its operations in compliance with all applicable Laws, except for acts of non-compliance which would not have a Material Adverse Effect with respect to the Purchaser.

5.14	Litigation

There are no Claims, investigations or other proceedings, including appeals and applications for review, in progress or, to the knowledge of the Purchaser, pending or threatened against or relating to the Purchaser.

5.15	Sufficient Funds

The Purchaser has, or at the Closing will have, sufficient cash to enable it to fulfil its obligations and consummate the transactions contemplated under this Agreement and the Ancillary Agreements, including payment to the Vendor of the Closing Payment, but excluding the Deferred Payment. The Purchaser has not incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would impair or adversely affect the ability of the Purchaser to fulfill its obligations.

5.16	Solvency

Excluding any effect with respect to the Deferred Payment (which the Parties understand the Purchaser will have to finance between Closing and the Deferred Payment Deadline), the Purchaser is not insolvent and neither has committed an act of bankruptcy, proposed a compromise or arrangement to its creditors generally, had any petition for a receiving Order in bankruptcy filed against it, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to have itself declared bankrupt, taken any proceeding to have a receiver appointed for any part of its assets, had an encumbrancer take possession of any of its property, or had any execution or distress become enforceable or become levied upon any of its property.

5.17	Anti-Corruption and Anti-Money Laundering

(a)	Neither the Purchaser, nor any of its Affiliates, shareholders, members, managers, directors, officers or employees, nor, to the knowledge of the Purchaser, any agent or other Person acting on behalf of any of the foregoing, has:

(i)	violated any Anti-Corruption Laws;

(ii)	made, offered or promised to make, or authorized the payment or giving of money, or anything else of value, to any: (i) executive, official, employee or Person acting in an official capacity for or on behalf of a Governmental Entity or a public international organization (e.g., the International Monetary Fund or the World Bank), or (ii) political party or official thereof, or candidate for political office, or (iii) other Person, while knowing or believing that all or some portion of the money or value shall be offered, given or promised to any Person for the purposes of obtaining or retaining business or securing any improper advantage, or in other circumstances when such offer, payment or promise would be unlawful, in each case, in violation of applicable Anti-Corruption Laws; or

(iii)	to the knowledge of the Purchaser, been subject to any investigation by any Governmental Entity with regard to any actual or alleged breach of any relevant Anti-Corruption Law.

(b)	The Purchaser is in compliance with all AML Laws, including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, and economic sanctions and trading Laws related to the prevention of money laundering and terrorist financing in the jurisdictions in which the Purchaser operates, including prohibited or restricted international trade and financial transactions and lists maintained by any Canadian or United States Governmental Entity, agency, authority or Person targeting certain countries, territories, or Persons, including the United States Export Administration Act and implementing Export Administration Regulations, the Arms Export Control Act and implementing International Traffic in Arms Regulations and the various economic sanctions laws administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(c)	The Closing Payment does not and shall not represent proceeds of crime for the purposes of any Anti-Corruption Laws or AML Laws, and the Purchaser acknowledges that the Vendor may in the future be required by Law to disclose the name of the Purchaser and other information related to this Agreement, the Ancillary Agreements and the purchase of the Company Interests, on a confidential basis, pursuant to Anti-Corruption Laws and AML Laws.

(d)	None of the funds provided by the Purchaser as part of the Closing Payment have been or shall be derived, directly or indirectly, from or related to any activity that is deemed criminal under applicable Laws, nor are any such funds being tendered on behalf of a Person other than the Purchaser.

5.18	Brokers

There is no investment banker, broker, finder or other Person that has been retained by, or is authorized to act on behalf of the Purchaser who might be entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

Article 6
PRE-CLOSING COVENANTS

6.1	Conduct of Company Business

(a)	Except as otherwise contemplated by this Agreement or the Disclosure Letter, during the Interim Period, the Vendor will use commercially reasonable efforts to cause the Company and the Subsidiary to operate in the Ordinary Course complying with industry best practices and applicable licenses and leases.

(b)	The Vendor agrees that, during the Interim Period, except as may be required by Law, a Governmental Entity, any existing Contract disclosed to the Purchaser in the Disclosure Letter, or as contemplated by this Agreement or as consented to by the Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Vendor will not permit the Company or the Subsidiary to:

(i)	acquire by merger or consolidation with, or by purchase of a substantial portion of the assets or equity securities of, or by any other manner, any business or any Person or any division thereof;

(ii)	adopt any plan of merger, arrangement, consolidation, reorganization, liquidation or dissolution, or file a petition in bankruptcy under any Law, or consent to the filing of any bankruptcy petition against it under any Law;

(iii)	settle or compromise any pending or threatened material legal proceeding;

(iv)	split, combine or reclassify any of its issued and outstanding securities;

(v)	issue, deliver or sell, or authorize the issuance, delivery or sale, of any membership interests in the Company or the Subsidiary;

(vi)	make any material change in its policies with respect to the payment of accounts payable or accrued expenses, or the collection of accounts receivable or other receivables, other than as required by Law or IFRS;

(vii)	make any material change in its cash management practices or in its financial, tax or accounting methods, principles or practices, except as required by Law or IFRS;

(viii)	sell, license, lease, transfer, assign, abandon or otherwise dispose of any of its material assets, other than in the Ordinary Course; or

(ix)	authorize, agree, resolve or otherwise commit to do any of the foregoing.

6.2	Sufficiency of Funds; Conduct of Purchaser

(a)	During the Interim Period, the Purchaser shall maintain the financial capability that will provide it with sufficient sources of immediately available cash necessary to consummate the transactions contemplated by this Agreement (excluding for greater certainty the Deferred Payment) upon the terms contemplated by this Agreement and pay all fees, costs, expenses and other amounts payable by the Purchaser under or in connection with this Agreement and each Ancillary Agreement.

(b)	The Purchaser agrees that, during the Interim Period, except as may be required by Law, a Governmental Entity, as contemplated by this Agreement or as consented to by the Vendor in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Purchaser will not directly or indirectly:

(i)	split, combine, reclassify or amend the terms of the Purchaser Shares;

(ii)	amend its Organizational Documents in any manner that would have a material adverse impact on the value of the Purchaser Shares;

(iii)	declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Purchaser Shares;

(iv)	adopt any liquidation or dissolution, or file a petition in bankruptcy under any Law, or consent to the filing of any bankruptcy petition against it under any Law;

(v)	make any material change in its policies with respect to the payment of accounts payable or accrued expenses, or the collection of accounts receivable or other receivables, other than as required by Law or U.S. GAAP;

(vi)	make any material change in its cash management practices or in its financial, tax or accounting methods, principles or practices, except as required by Law or U.S. GAAP;

(vii)	sell, license, lease, transfer, option, assign, abandon or otherwise dispose of any of its material assets, other than in the Ordinary Course; or

(viii)	authorize, agree, resolve or otherwise commit to do any of the foregoing.

6.3	Confidentiality

(a)	Subject to Section 6.3(b), each Party shall keep confidential and not use, reveal, provide or transfer to any other Person any Confidential Information received from any other Party or their respective Representatives without the prior written consent of such other Party, except: (i) to the extent that disclosure is required by Law, including but not limited to the U.S. Exchange Act and the rules and regulations thereunder and the requirements of the Exchange; (ii) information that at the time of disclosure is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Party is a party or of which it has knowledge), as evidenced by generally available documents or publications; (iii) information that was in such Party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from any other Party or their respective Representatives (iv) information disclosed by the Purchaser regarding the Vendor for the bona fide purpose of securing financing or entering into a transaction to acquire or be acquired by a third party, provided that the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Purchaser is obligated under this Section 6.3 and the Purchaser shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the Purchaser.

(b)	Notwithstanding Section 6.3(a), Confidential Information may be disclosed by a Party without written consent of any other Party to a Representative of such Party that has a bona fide need to be informed of the Confidential Information, provided that: (i) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (ii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the disclosing Party is obligated under this Section 6.3; and (iii) the disclosing Party shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Party.

(c)	The Vendor shall continue to be bound by this Section 6.3 until the date that is two years after the termination of this Agreement. The Purchaser shall continue to be bound by this Section 6.3 until the earlier of Closing and termination of this Agreement.

6.4	Actions to Satisfy Closing Conditions

The Vendor shall use commercially reasonable efforts to cause the conditions set out in Sections 7.1 and 7.2 to be satisfied, and the Purchaser shall use commercially reasonable efforts to cause the conditions set out in Sections 7.1 and 7.3 to be satisfied, prior to the Outside Date.

6.5	Governmental Approvals and Consents

Each Party will, as promptly as possible, (a) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; and (b) use commercially reasonable efforts to obtain, or cause to be obtained, all Authorizations from all Governmental Entities that are necessary for its execution and delivery of this Agreement and each Ancillary Agreement to which it is a party, and the performance of its obligations pursuant to this Agreement and each such Ancillary Agreement. Each Party will cooperate fully with the other Parties and their respective Affiliates in promptly seeking to obtain all such Authorizations, and no Party will willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any such Authorization.

6.6	Vendor Trading in Purchaser Shares

Vendor hereby covenants that from the date hereof until the Deferred Payment Deadline, it will not, and it will not direct, cause or incite any of its Affiliates or any other party to, purchase or sell any Purchaser Shares or any derivative securities related thereto, including not, directly or indirectly, effecting or agreeing to effect any short sale (as defined in rule 200 of Regulation SHO under the U.S. Exchange Act with respect to the Purchaser Shares whether or not against the box, establish any “put equivalent position” (as defined in Rule 16a-1(h) under the U.S. Exchange Act) with respect to any Purchaser Shares, borrow or pre-borrow any Purchaser Shares, or grant any other right (including, without limitation, any put or call option) with respect to Purchaser Shares, or, in each case, with respect to any security that includes, is convertible into or exercisable for or derives any significant part of its value from Purchaser Shares, or otherwise seek to hedge Vendor’s position in Purchaser Shares.

Article 7
CONDITIONS OF CLOSING

7.1	Conditions to Obligations of All Parties

The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)	No Orders. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and would make the transactions contemplated by this Agreement illegal, restrain or prohibit consummation of such transactions, or cause such transactions to be rescinded following the Closing.

(b)	Required Consents. The applicable Parties shall have received the Required Consents in form and substance reasonably satisfactory to the Vendor and the Purchaser , and no such Required Consents shall have been revoked.

(c)	Third Party Claims. No Third Party Claim shall have been commenced against any of the Parties which would enjoin, restrict or prohibit, on a temporary or permanent basis, any of the transactions contemplated by this Agreement.

(d)	Exchange Approval – Evidence of the conditional or other requisite approval of the Exchange with respect to the listing on the Exchange of the Payment Shares and satisfaction of all conditions set out therein to the extent such conditions are required by the Exchange to be satisfied as of Closing.

7.2	Conditions for the Benefit of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing of each of the following conditions, which are for the exclusive benefit of the Purchaser and may be waived in writing by the Purchaser in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Vendor contained in Article 3 and Article 4 shall be true and correct as of the Closing, with the same effect as if made at and as of the Closing, except (i) for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date, (ii) as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, and (iii) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect with respect to the Company, taken as a whole (disregarding solely for purposes of this clause (iii) any materiality qualification contained in any such representation or warranty), provided that the Vendor Fundamental Representations shall be true and correct in all respects as written as of the Closing, and the Purchaser shall have received a certificate from a senior officer of the Vendor, on behalf of the Vendor and not in such officer’s personal capacity, confirming the foregoing on behalf of the Vendor.

(b)	Performance of Covenants. The Vendor shall have fulfilled, or complied with, in all material respects, all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing, and the Purchaser shall have received a certificate from a senior officer of the Vendor, on behalf of the Vendor and not in such officer’s personal capacity, as to the matters in this Section 7.2(b).

(c)	Deliveries. The Purchaser shall have received from the Vendor:

(i)	Company Interests – an assignment and assumption instrument, in form and substance satisfactory to the Purchaser, acting reasonably, transferring the Company Interests to the Purchaser and executed by the Vendor;

(ii)	Authorizing Resolutions – a certified copy of the resolutions of the manager of the Vendor approving the execution, delivery and performance of this Agreement;

(iii)	Certificates of Status – a certificate of status, compliance, good standing or like certificate with respect to the Company and the Vendor issued by the appropriate Governmental Entity of their respective jurisdictions of existence, in each case, dated not more than two Business Days prior to the Closing Date;

(iv)	Bring Down Certificates – executed certificates as required by Sections 7.2(a) and 7.2(b); and

(v)	Resignation and Release – a mutual resignation and release from each officer and manager of the Company, to be effective as of the Closing.

(d)	Material Adverse Effect. Since the Effective Date there shall not have occurred any Material Adverse Effect with respect to the Company that is continuing.

7.3	Conditions for the Benefit of the Vendor

The obligations of the Vendor to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment as of the Closing of each of the following conditions, which are for the exclusive benefit of the Vendor, and may be waived in writing by the Vendor in its sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in Article 5 shall be true and correct as of the Closing, with the same effect as if made at and as of the Closing, except: (i) for such representations and warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date, (ii) as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement, and (iii) where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect with respect to the Purchaser, taken as a whole (disregarding solely for purposes of this clause (iii) any materiality qualification contained in any such representation or warranty), provided that the Purchaser Fundamental Representations shall be true and correct in all respects as written as of the Closing, and the Vendor shall have received a certificate executed by a senior officer of the Purchaser, on behalf of the Purchaser and not in such officer’s personal capacity, confirming the foregoing on behalf of the Purchaser.

(b)	Performance of Covenants. The Purchaser shall have fulfilled or complied with, in all material respects, all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing, and the Vendor shall have received a certificate from a senior officer of the Purchaser, on behalf of the Purchaser and not in such officer’s personal capacity, as to the matters in this Section 7.3(b).

(c)	Deliveries. The Vendor shall have received from the Purchaser :

(i)	Closing Payment – proof of payment of the Closing Payment;

(ii)	Initial Payment Shares – a direct registration system (DRS) advice statement representing the Initial Payment Shares;

(iii)	Company Interests – an assignment and assumption instrument, in form and substance satisfactory to the Purchaser, acting reasonably, transferring the Company Interests to the Purchaser and executed by the manager of the Company to be appointed by the Purchaser effective as of the Closing;

(iv)	Deed of Trust – the Deed of Trust duly executed on behalf of the Company by the manager of the Company to be appointed by the Purchaser effective as of the Closing;

(v)	Authorizing Resolutions – a certified copy of the resolutions of the directors of the Purchaser approving the execution, delivery and performance of this Agreement;

(vi)	Certificates of Status – a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by the appropriate Governmental Entity of its jurisdiction of existence, dated not more than two Business Days prior to the Closing Date;

(vii)	Bring Down Certificates – executed certificates as required by Sections 7.3(a) and 7.3(b); and

(viii)	Resignation and Release – a mutual resignation and release from each officer and manager of the Company, to be effective as of the Closing, executed by the manager of the Company to be appointed by the Purchaser effective as of the Closing.

(d)	Material Adverse Effect. Since the Effective Date there shall not have occurred any Material Adverse Effect with respect to the Purchaser that is continuing.

7.4	Frustration of Condition

No Party may rely on the failure of any condition set out in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied as a basis for not completing the Closing if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to consummate the transactions contemplated by this Agreement as required by Section 6.4.

Article 8
CLOSING

8.1	Closing Procedures

(a)	The Closing will take place virtually by mutual electronic exchange of documents executed by DocuSign or other form of electronic signature mutually satisfactory to the Parties, or at such other place or by such other means as agreed to in writing by the Parties. All actions to be taken and all documents to be executed and delivered by the Parties at the Closing will be deemed to have been taken, executed and delivered simultaneously, and no proceedings will be deemed taken, nor any documents deemed executed or delivered, until all such proceedings have been taken, and all such documents executed and delivered.

(b)	At the Closing, the Purchaser will pay or satisfy the Purchase Price in accordance with Section 2.2 and the Vendor will assign the Company Interests to the Purchaser by delivery of the assignment and assumption instrument contemplated in Section 7.2(c)(i).

Article 9
POST-CLOSING COVENANTS AND OTHER OBLIGATIONS

9.1	Company’s Books and Records

For a period of seven years after the Closing Date, or for such longer period as may be required by applicable Law, the Purchaser Parties shall retain all original books and records relating to the Company existing on the Closing Date (“Closing Date Books”). So long as any such Closing Date Books are retained by the Purchaser Parties pursuant to the terms of this Agreement, the Vendor and its Representatives shall have the right to inspect and to make copies (at the Vendor’s expense) of such Closing Date Books at any time upon reasonable request during normal business hours and upon reasonable notice, and without undue interference to the business operations of the Company for any legitimate business purpose. The Purchaser has the right to have its Representatives present during any such inspection.

9.2	Director and Officer Indemnification

For a period of six years after the Closing Date, the Purchaser shall not, and shall not permit the Company or, subject to this Section 9.2, any successor or assign of the Company by amalgamation or otherwise, to amend, repeal or modify any provision in the Company’s Organizational Documents relating to the exculpation or indemnification of any current or former officer, member or manager (unless required by Law), it being the intent of the Parties that the officers, members and managers of the Company continue to be entitled to such exculpation and indemnification to the full extent of the Law. If the Company or any successor or assign of the Company: (a) merges, consolidates, reorganizes, arranges or amalgamates with or into any other Person, or (b) transfers all or substantially all of its properties or assets to any Person, then, in each such case, the Purchaser shall cause proper provision to be made so that the Company, or each such successor or assign of the Company, as the case may be, shall expressly assume all of the obligations set forth in this Section 9.2. This Section 9.2 is intended for the benefit of, and is enforceable by, each current and former officer, member and manager of the Company, and their respective heirs, executors, successors and Representatives, as the case may be, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, by Contract or otherwise.

9.3	Retention and Replacement of Reclamation Bonds

(a)	Notwithstanding any other provision of this Agreement, all Reclamation Bonds shall be excluded from the transactions contemplated by this Agreement and shall remain the sole and exclusive property of the Vendor or its applicable Affiliate. The Purchaser shall, in each case at the expense of the Purchaser, use its commercially reasonable efforts to, within 90 days after the Closing Date:

(i)	procure substitute surety instruments, reclamation bonds, letters of credit, guarantees, certificates of deposit, cash deposits and other surety obligations and evidence of financial capacity, in each case acceptable to the relevant Governmental Entities, in full replacement of the Reclamation Bonds (the “Replacement Bonds”);

(ii)	deliver to the applicable Governmental Entities all duly executed Replacement Bonds; and

(iii)	cause such Governmental Entities to release the Vendor and its applicable Affiliates fully and unconditionally from all obligations (past, present and future) relating to the Reclamation Bonds and all liabilities related thereto (the “Reclamation Release”).

(b)	If Purchaser does not obtain the Replacement Bonds and deliver such duly executed Replacement Bonds to the applicable Governmental Entities within 60 days after the Closing and the Reclamation Release has not occurred within 90 days after the Closing, then the Purchaser shall, on day 91, pay to the Vendor, by wire transfer of immediately available funds to such account as is directed by the Vendor, funds in the amount of the Reclamation Bonds, which the Vendor shall hold until the Reclamation Release has occurred, and the Vendor shall be entitled to use such funds in the event and to the extent that the Reclamation Bonds are called upon by a relevant Governmental Entity. The Purchaser shall be responsible for prompt reimbursement to the Vendor of any amounts called in respect of a Reclamation Bond from and after the Closing and prior to the Reclamation Release.

(c)	The provisions of this Section 9.3 shall survive the Closing and shall not terminate unless and until the Purchaser has fully and properly completed each and every obligation under this Section 9.3 and the Reclamation Release has occurred.

9.4	Tax Matters

(a)	Tax Characterization and Allocation.

(i)	The Purchaser and the Vendor acknowledge and agree that, for U.S. federal and state income Tax purposes, the sale of the Company Interests shall be treated as a sale of the Company Assets by the Vendor and as a purchase of Company Assets by the Purchaser.

(ii)	The Vendor shall provide the Purchaser with its proposed allocation (the “Allocation”) of the Purchase Price plus the assumed liabilities and other relevant items among the Company Assets (including assets of the Subsidiary) within 120 days following the Closing Date, and the Purchaser shall respond within 30 days of receipt, providing either: (A) its acceptance of such allocation or (B) any objections, in which case the Purchaser shall also provide its determination of the allocation of the Purchase Price. The Purchaser’s failure to respond within that 30 day period shall be deemed acceptance of the proposed Allocation prepared by the Vendor. The Purchaser and the Vendor agree to act in good faith to resolve any differences between them with respect to the Allocation. In the event that agreement cannot be reached, the Purchaser and the Vendor shall jointly choose an independent certified public accounting firm, whose decision shall be final. The costs of such firm shall be shared equally between the Vendor and the Purchaser. The Allocation shall be revised from time to time, in a manner consistent with the residual method under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), to take into account any increase or decrease to the Purchase Price on account of any post-Closing adjustment thereto. The Vendor and the Purchaser agree that such Allocation shall be used by each of them in the preparation and filing of all Tax Returns, and each Party agrees that it shall take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any Tax Return or in any proceeding before any Governmental Entity. The Purchaser and the Vendor shall cooperate in preparing, signing and filing all income and other Tax Returns relating to the purchase and sale of the Company Interests.

(b)	Tax Returns. The Vendor shall prepare or cause to be prepared, and file or cause to be filed, Tax Returns of the Company and the Subsidiary for all periods ending on or prior to the Closing Date that are due after the Closing Date in a manner consistent with past practice and methods. Except as required by applicable Law, the Company and the Subsidiary shall not, without prior written consent of the Vendor, which consent shall not be unreasonably withheld, conditioned or delayed: (i) refile, amend or otherwise modify any Tax Return with respect to any periods ending on or prior to or including the Closing Date, or (ii) raise any issue with, or request an audit by, any Tax Authority that relates to any taxable period (or portion thereof) ending on or before the Closing Date.

(c)	Tax Notices and Cooperation.

(i)	If, after the Closing Date, the Purchaser, the Company or the Subsidiary receives any notice, letter, correspondence, Claim or decree relating to Taxes from any Tax Authority relating to any Taxes or Tax Returns for which the Vendor may be responsible (including pursuant to the terms of this Agreement) (a “Tax Notice”), the Purchaser shall, and shall cause the Company to, promptly deliver such Tax Notice to the Vendor.

(ii)	For any Tax Notice relating solely to periods ending on or before the Closing Date, the Vendor, at its own expense, shall have the right to handle, defend, conduct and control any Tax audit or other proceeding involving the Company or the Subsidiary that relates to such Tax Notice. The Vendor shall also have the right to compromise or settle any such Tax audit or other proceeding that it has the authority to control pursuant to the preceding sentence.

(iii)	The Vendor and the Purchaser shall (and the Purchaser shall cause the Company to) cooperate fully, as and to the extent reasonably requested by the other Party (and at the requesting Party’s expense), in connection with the filing of Tax Returns of the Vendor, the Company or the Subsidiary for pre-Closing Tax periods and any audit, litigation or other proceeding with respect to Taxes of the Company or the Subsidiary for such periods. Such cooperation shall include requesting valid extensions of Company Tax Return dates, the retention of Company Tax related records and information for at least six years after the Closing Date, and (upon the other Party’s request and at its expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making personnel available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)	Transfer Taxes. The Vendor, on the one hand, and the Purchaser, on the other hand, shall be equally responsible for, and pay in a timely manner, all local, foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar Taxes and fees incurred in connection with, or as a result of the execution of, this Agreement or any Ancillary Agreement, together with any inflation adjustment, interest, additions or penalties with respect thereto and any inflation adjustment or interest with respect to such additions or penalties (“Transfer Taxes”). The Purchaser shall, at its own expense, prepare and file, or cause to be prepared and filed, all Tax Returns or other documentation with respect to such Transfer Taxes, and the Vendor shall use commercially reasonable efforts to cooperate in preparation and filing such documents upon the Purchaser’s reasonable request.

(e)	FIRPTA. The Vendor shall have delivered to the Purchaser a certificate prepared in accordance with Treasury regulations Section 1.1445-2(b)(2) certifying that the Vendor is not a foreign Person, or a completed IRS Form W-9, in either case dated within 30 days prior to the Closing Date.

9.5	Actions Prior to Payment of Deferred Payment

The Purchaser agrees that until the Deferred Payment is paid, except as may be required by Law or an applicable Governmental Entity, it will not, and where applicable will cause the Company and the Subsidiary not to, directly or indirectly, without the prior written consent of the Vendor (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)	adopt any plan of liquidation or dissolution, or file a petition in bankruptcy under any Law, or consent to the filing of any bankruptcy petition against it under any Law;

(b)	sell, license, lease, transfer, option, assign, abandon or otherwise dispose of any of the Reward Mine Properties or any of its other material assets, or any of the membership interests, shares or other securities of the Purchaser, the Company or the Subsidiary;

(c)	mortgage, pledge, charge or otherwise encumber the Reward Mine Properties to secure any indebtedness which ranks superior to, or parri passu with, the security interest granted to the Vendor as provided in this Agreement;

(d)	(i) file, or consent by answer or otherwise to, the filing against it of a petition for relief, reorganization or arrangement or any other petition in bankruptcy for liquidation, or otherwise takes advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) make an assignment, an arrangement or a compromise for the benefit of its creditors, (iii) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property, (iv) cease to carry on business, or (v) take any corporate action for the purpose of any of the foregoing; or

(e)	authorize, agree, resolve or otherwise commit to do any of the foregoing.

The Parties agree that if the Purchaser fails to pay the Deferred Payment by the Deferred Payment Deadline, such failure will constitute an event of default and breach of the obligation of the Purchaser to pay the Deferred Payment, and the Vendor will be entitled to seek all available remedies at Law and in equity, including taking any proceedings with respect to the Reward Mine Properties.

9.6	Transaction Resolution

If at any time prior to payment of the Deferred Payment the Exchange requires that any approvals of the Purchaser Shareholders be obtained, including approval of the Transaction Resolution, the Purchaser shall use commercially reasonable efforts to cause a majority of the beneficial shareholders of the Purchaser to execute written consents approving the Transaction Resolution and promptly thereafter will file an information statement under Schedule 14C with the United States Securities and Exchange Commission regarding such written consent of the Purchaser Shareholders. If it is unable to obtain written consent to the Transaction Resolution from a majority of the shareholders of the Purchaser within 10 Business Days of being advised by the Exchange that approval of the Transaction Resolution is required, the Purchaser shall:

(a)	within five Business Days thereafter, call the Meeting to approve the Transaction Resolution;

(b)	cause Richard Warke, and use commercially reasonable efforts to cause such other insiders as determined by the Vendor, to enter into lock-up agreements, in form satisfactory to the Vendor, pursuant to which each such Person agrees to vote in favour of the Transaction Resolution at the Meeting;

(c)	recommend to its shareholders that they vote in favour of the Transaction Resolution;

(d)	prepare and complete, in consultation with the Vendor, a proxy statement on Schedule 14A (the “Circular”) with respect to the Meeting, together with any other documents required by Applicable Securities Laws in connection with the Meeting;

(e)	ensure that the Circular complies in all material respects with applicable Laws, and does not contain any untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in the circumstances in which it is made, other than, in each case, with respect to: (i) any information furnished by and relating to the Vendor or its Representatives for inclusion in the Circular, and (ii) information derived from the materials described in clause (i), if approved in writing by the Vendor;

(f)	prior to the printing of the Circular, give the Vendor and its legal counsel at least five Business Days to review and comment on drafts of the Circular and other documents related to the Meeting, and give reasonable consideration to any comments made by the Vendor and its legal counsel, provided that all information with respect to the Vendor and its Affiliates and Representatives, the description of the transactions contemplated by this Agreement, and the summary of the background, terms, conditions and effects of such transactions must be in form and content satisfactory to the Vendor, acting reasonably, as evidenced by the written consent of the Vendor;

(g)	promptly notify the Vendor if it becomes aware that the Circular contains a misrepresentation or otherwise requires an amendment or supplement;

(h)	file the Circular in all jurisdictions where the same is required to be filed under applicable Laws, and deliver the Circular to each Person required under applicable Laws, in each case so as to permit the Meeting to be held in compliance with applicable Laws;

(i)	solicit proxies in favour of the approval of the Transaction Resolution and against any resolution submitted by any Person that is inconsistent with the Transaction Resolution or the completion of any of the transactions contemplated by this Agreement or any Ancillary Agreement;

(j)	if requested by the Vendor, retain a proxy solicitation firm (at the expense of the Vendor) to solicit proxies in favour of the approval of the Transaction Resolution and against any resolution submitted by any Person that is inconsistent with the Transaction Resolution and the completion of any of the transactions contemplated by this Agreement or any Ancillary Agreement;

(k)	provide the Vendor with copies of or access to all information as may be reasonably requested from time to time by the Vendor regarding the Transaction Resolution in the possession or control of the Purchaser or available to the Purchaser upon request of the Purchaser; and

(l)	promptly advise the Vendor of any communication (written or oral) from or Claim brought by (or threatened to be brought by) any Person in opposition to the Transaction Resolution.

Article 10
SURVIVAL AND INDEMNIFICATION

10.1	Survival

The representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen months after the Closing Date, except that:

(a)	the Purchaser Fundamental Representations and the Vendor Fundamental Representations shall survive and continue in full force and effect for six years following the Closing Date, except for Section 4.4 (Title to Company Interests) which shall survive indefinitely;

(b)	the representations and warranties set out in Section 3.20 (Taxes) will survive and continue in full force and effect until 30 days after the expiration of the period during which any Tax assessment (including any assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Law) may be issued by a Governmental Entity in respect of any taxation year to which such representations and warranties extend, with such period to be determined without regard to any consent, waiver, Contract or other document, made or filed after the Closing Date that extends the period during which a Governmental Entity may issue a Tax assessment; and

(c)	there is no limitation as to time for Claims against a Party based on fraud or fraudulent misrepresentation by that Party in this Agreement.

Except as provided in this Section 10.1, none of the covenants, obligations, conditions or other agreements contained in this Agreement shall survive the Closing, other than the covenants and obligations set out in this Article 10 (Survival and Indemnification), Section 2.2 (Purchase Price), with respect to the Deferred Payment, Sections 2.3 (Security), 6.6 (Vendor Trading in Purchaser Shares), 9.1 (Company’s Books and Records), 9.2 (Director and Officer Indemnification), 9.3 (Retention and Replacement of Reclamation Bonds), 9.4 (Tax Matters), 9.5 (Actions Prior to Payment of Deferred Payment), 9.6 (Transaction Resolution), and any other covenants, agreements or obligations in this Agreement and any Ancillary Agreement that by their terms contemplate performance after the Closing, each of which shall survive the Closing for the period contemplated by its respective terms.

10.2	Indemnification in Favour of the Purchaser

Subject to Section 10.4, the Vendor will indemnify, defend and save the Purchaser and its Representatives harmless of and from any Damages suffered by, imposed upon or asserted against the Purchaser or any of its Representatives, as the case may be, as a result of, in respect of, arising out of, or by reason of:

(a)	any breach or inaccuracy of any representation or warranty given by the Vendor in Article 3 or Article 4 for which a notice of Claim under Section 10.4(d) has been provided to the Vendor within the applicable time period specified in Section 10.1;

(b)	any failure of the Vendor to perform or fulfil any of its covenants or obligations under this Agreement;

(c)	until the date that is 24 months after the Closing Date, the matters described in the Title Reports regarding the third-party lode claims in the interior of the Reward Mining Properties in Section 2, T13S, R47E in the vicinity of senior Bull Moose 4 and Good Hope claims (the “Title Report Lode Claims”); and

(d)	any unpaid Pre-Closing Taxes.

10.3	Indemnification in Favour of the Vendor

Subject to Section 10.4, the Purchaser will indemnify, defend and save the Vendor and its Representatives harmless of and from any Damages suffered by, imposed upon or asserted against the Vendor or any of its Representatives, as the case may be, as a result of, in respect of, arising out of, or by reason of:

(a)	any breach or inaccuracy of any representation or warranty given by the Purchaser in Article 5 for which a notice of Claim under Section 10.4(d) has been provided to the Purchaser within the applicable time period specified in Section 10.1; and

(b)	any failure of the Purchaser to perform or fulfil any of its covenants or obligations under this Agreement.

10.4	Limitations

(a)	A Party making a Claim for indemnification under this Article 10 is referred to as an “Indemnified Party”, and a Party against whom such Claim is asserted under this Article 10 is referred to as an “Indemnifying Party”.

(b)	An Indemnifying Party shall have no obligation or liability for indemnification under Section 10.2 or Section 10.3, as the case may be, after the end of the applicable survival period specified in Section 10.1 except for Claims that the Indemnifying Party has been notified of in accordance with Section 10.5 by the Indemnified Party prior to the end of the applicable survival period.

(c)	No Party shall have any liability for, or obligation with respect to, any special, incidental, indirect, consequential, exemplary, punitive or aggravated damages or lost profits, unless pursuant to a Third Party Claim.

(d)	No Party shall have any obligation to make any payment for Damages for indemnification or otherwise with respect to any matter described in Section 10.2 or Section 10.3, as the case may be, until the total amount of all Damages suffered with respect to all such matters exceeds $100,000, and then only for the amount by which such Damages exceed $100,000, up to a maximum of $4,500,000, except with respect to:

(A)	any breach of any Vendor Fundamental Representations or Purchaser Fundamental Representations, as applicable, for which, in each case, the liability of the applicable Indemnifying Party shall not exceed the value of the Aggregate Payments actually made by the Purchaser to the Vendor pursuant to this Agreement;

(B)	any breach of any of the representations and warranties set out in Section 3.20 (Taxes), for which, in each case, the liability of the applicable Indemnifying Party shall not exceed the value of the Aggregate Payments actually made by the Purchaser to the Vendor pursuant to this Agreement; and

(C)	any Damages arising from a Title Report Lode Claim, for which the liability of the Vendor shall not exceed $6,500,000,

provided that, in no case shall the total liability of any Indemnifying Party for all Claim(s) for indemnification under this Article 10 exceed the value of the Aggregate Payments actually made by the Purchaser to the Vendor pursuant to this Agreement.

10.5	Notification

(a)	If a Third Party Claim is instituted or asserted against an Indemnified Party, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Third Party Claim. The notice must specify in reasonable detail the identity of the Person making the Third Party Claim and, to the extent known, the nature of the Damages and the estimated amount needed to investigate, defend, remedy or address the Third Party Claim.

(b)	If an Indemnified Party becomes aware of a Direct Claim, the Indemnified Party will promptly notify the Indemnifying Party in writing of the Direct Claim.

(c)	Notice to an Indemnifying Party under this Section 10.5 of a Direct Claim or a Third Party Claim is assertion of a Claim for indemnification against the Indemnifying Party under this Agreement. Upon receipt of such notice, the provisions of Section 10.6 will apply to any Direct Claim and the provisions of Section 10.7 will apply to any Third Party Claim.

10.6	Direct Claims

(a)	Following receipt of notice of a Direct Claim, the Indemnifying Party shall have 60 days to investigate the Direct Claim and respond in writing. For purposes of the investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Direct Claim, together with such other information as the Indemnifying Party may reasonably request.

(b)	If the Indemnifying Party disputes the validity or amount of the Direct Claim, the Indemnifying Party shall provide written notice of the dispute to the Indemnified Party within the 60 day period specified in Section 10.6(a). The dispute notice must describe in reasonable detail the nature of the Indemnifying Party’s dispute and include any accompanying document relied upon by the Indemnifying Party in its dispute. During the 30 day period immediately following receipt of a dispute notice by the Indemnified Party, the Indemnifying Party and the Indemnified Party shall attempt in good faith to resolve the dispute. If the Indemnifying Party and the Indemnified Party fail to resolve the dispute within that 30 day time period, the Indemnified Party is free to pursue all rights and remedies available to it, subject to the terms of this Agreement.

(c)	If the Indemnifying Party fails to respond in writing to the Direct Claim within the 60 day period specified in Section 10.6(a), the Indemnifying Party is deemed to have rejected the Direct Claim, in which event the Indemnified Party is free to pursue all rights and remedies available to it, subject to the terms of this Agreement.

10.7	Third Party Claims

(a)	Following receipt of notice of a Third Party Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim, and may also elect to assume the investigation and defence of the Third Party Claim.

(b)	In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 30 days of the Indemnifying Party’s receipt of notice of the Third Party Claim.

(c)	If the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(i)	the Indemnifying Party will pay for all costs and expenses of the investigation and defence of the Third Party Claim, except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim; and

(ii)	the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim.

(d)	If the Indemnified Party undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any determination of the Third Party Claim or any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party, which consent may not be unreasonably withheld or delayed.

(e)	The Indemnifying Party will not be permitted to compromise and settle, or to cause a compromise and settlement of, a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(i)	the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement; and

(ii)	the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the Person making the Third Party Claim, or waive any rights that the Indemnified Party may have against the Person making the Third Party Claim.

(f)	The Indemnified Party and the Indemnifying Party shall each keep the other fully informed of the status of any Third Party Claim and any related proceedings. If the Indemnifying Party assumes the investigation and defence of a Third Party Claim, the Indemnified Party will, at the request and expense of the Indemnifying Party, use its commercially reasonable efforts to make available to the Indemnifying Party, on a timely basis, those Representatives of the Indemnified Party whose assistance, testimony or presence is necessary to assist the Indemnifying Party in investigating and defending the Third Party Claim. The Indemnified Party shall, at the request and expense of the Indemnifying Party, make available to the Indemnifying Party or its Representatives, on a timely basis, all documents, records and other materials in the possession, control or power of the Indemnified Party, reasonably required by the Indemnifying Party for its use solely in defending any Third Party Claim which it has elected to assume the investigation and defence of. The Indemnified Party shall cooperate on a timely basis with the Indemnifying Party in the defence of any Third Party Claim.

10.8	One Recovery

No Indemnified Party shall be entitled to double recovery for any Claims even though they may have resulted from the breach of more than one of the representations, warranties, covenants and obligations of the Indemnifying Party in this Agreement.

10.9	Duty to Mitigate

Nothing in this Agreement in any way restricts or limits the general obligation at Law of an Indemnified Party to mitigate any loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any Claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery or tax benefit realized or reasonably expected to be realized, or any settlement or payment by or against any other Person, the Indemnified Party shall take all appropriate steps to enforce such recovery, settlement or payment, and the amount of any Damages of the Indemnified Party will be reduced by the amount of insurance proceeds, and the amount of any such recovery, tax benefit, settlement, payment or otherwise actually recoverable by the Indemnified Party.

10.10	Adjustment to Purchase Price

Any payment made by the Vendor as an Indemnifying Party pursuant to this Article 10 will constitute a dollar-for-dollar decrease of the Purchase Price, and any payment made by the Purchaser as an Indemnifying Party pursuant to this Article 10 will constitute a dollar-for-dollar increase of the Purchase Price.

10.11	Exclusive Remedy; Specific Performance

(a)	Except as provided in this Section 10.11 or in the case of fraud or fraudulent misrepresentation, the indemnities provided in Sections 10.2 and 10.3 shall constitute the sole and exclusive remedy of the Purchaser, on the one hand, and the Vendor, on the other hand, against the other with respect to the matters set out in Sections 10.2 and 10.3, and the Parties agree that no other rights, remedies or causes of action (whether at Law or in equity, or whether in Contract or in tort, or otherwise) are permitted to any Party. Nothing in this Section 10.11(a) shall limit any Party’s right to seek and obtain equitable relief to which such Party is entitled under Section 10.11(b), or to seek any remedy of a court of competent jurisdiction in the case of fraud or fraudulent misrepresentation involving any Party.

(b)	The Parties agree that irreparable harm would occur, for which Damages would not be an adequate remedy at Law, in the event that any of the covenants or agreements of the Parties in this Agreement or in any Ancillary Agreement, including all covenants set out in Article 9, are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of any covenant or agreement in this Agreement or any Ancillary Agreement by a Party, the other Party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief, specific performance or other equitable relief. Each Party agrees not to raise any objection to the granting of injunctive or other equitable relief: (i) on the basis that there exists an adequate remedy at Law; or (ii) to prevent or restrain breaches or threatened breaches of this Agreement and/or any Ancillary Agreement by any other Party, and to specifically enforce the terms and provisions of this Agreement and each Ancillary Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, this Agreement and each Ancillary Agreement. Such remedies shall not be the exclusive remedies for any breach or threatened breach of any covenant or agreement of this Agreement or any Ancillary Agreement, but shall be in addition to all other remedies that may be available at Law or equity to each of the Parties and, in the event that injunctive relief, specific performance or other applicable equitable remedy is not available from a court of competent jurisdiction, Damages may be sought by any Party in accordance with the terms of this Agreement or any Ancillary Agreement. Notwithstanding anything to the contrary in this Agreement, in no event shall this Section 10.11(b) be used alone, or together with any other provision of this Agreement, to require any Party to remedy any breach of any representation or warranty by such Party.

Article 11
TERMINATION

11.1	Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by the mutual written consent of the Parties;

(b)	by the Purchaser, by written notice to the Vendor, if:

(i)	the Purchaser is not then in material breach of this Agreement, and there has been a breach of, inaccuracy in, or failure to perform, any representation, warranty, covenant or agreement made by the Vendor pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1 or 7.2 and such breach, inaccuracy or failure has not been cured by the Vendor within ten days of the Vendor’s receipt of written notice of such breach from the Purchaser; or

(ii)	any of the conditions set forth in Sections 7.1 or 7.2 are not, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure is due to the failure of the Purchaser to perform or comply with any of the covenants or agreements in this Agreement to be performed or complied with by the Purchaser prior to the Closing;

(c)	by the Vendor, by written notice to the Purchaser, if:

(i)	the Vendor is not then in material breach of this Agreement, and there has been a breach of, inaccuracy in, or failure to perform, any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Sections 7.1 or 7.3, and such breach, inaccuracy or failure has not been cured by the Purchaser within ten days of the Purchaser’s receipt of written notice of such breach from the Vendor; or

(ii)	any of the conditions set forth in Sections 7.1 or 7.3 are not, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure is due to the failure of the Vendor to perform or comply with any of the covenants or agreements in this Agreement to be performed or complied with by the Vendor prior to the Closing; or

(d)	by the Purchaser or the Vendor in the event that (i) there shall be any Law that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.

11.2	Effect of Termination

If this Agreement is terminated in accordance with Section 11.1, this Agreement will become void and there will be no liability on the part of any Party except that:

(a)	this Article 11 and Sections 6.2 (Confidentiality), 12.3 (Announcements), 12.4 (Expenses) and 12.12 (Governing Law) shall survive such termination; and

(b)	nothing in this Article 11 will relieve any Party from liability for willful breaches of this Agreement.

Article 12
MISCELLANEOUS

12.1	Notices

(a)	Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered in person, transmitted by email, or sent by registered mail, charges prepaid, addressed as follows:

(i)	if to the Vendor:

c/o Waterton Global Resource Management, Inc.
Commerce Court West
199 Bay Street, Suite 5050
Toronto, ON M5L 1E2

Attention:         Cheryl Brandon
Email:

(ii)	if to the Purchaser:

c/o Augusta Gold Corp.
Suite 555 – 999 Canada Place
Vancouver, BC V6C 3E1

Attention:         Richard Warke
Email:

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day), or, if mailed, on the third Business Day following the date of mailing; provided that, if at the time of mailing or within three Business Days thereafter, there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication under this Agreement shall be delivered or transmitted by email as set out above.

(c)	Any Party may at any time change its address for service by giving notice to the other Parties in accordance with this Section 12.1.

12.2	Time of the Essence

Time is of the essence in this Agreement.

12.3	Announcements

No press release, public statement, announcement or other public disclosure with respect to this Agreement or the transactions contemplated by this Agreement may be made except with the prior written consent and joint approval of the Parties, unless required by Law or a Governmental Entity. Where the public disclosure is required by Law or a Governmental Entity, the Party or Parties required to make the public disclosure shall use commercially reasonable efforts to obtain the approval of the other Parties as to the form, nature and extent of such disclosure prior to making any such disclosure.

12.4	Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement. The fees and expenses referred to in this Section 12.4 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and each Ancillary Agreement, and the transactions contemplated by this Agreement and each Ancillary Agreement, including the fees and expenses of legal counsel, financial advisors and accountants.

12.5	Further Assurances

Each Party shall, at all times after the Closing Date and upon any reasonable request of any other Party, promptly do, execute, deliver or cause to be done, executed and delivered, at the expense of the requesting Party, all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested in order to more effectively assign, transfer and convey the Company Interests and to effectuate the transactions contemplated in this Agreement.

12.6	Amendments

No amendment of this Agreement shall be binding on any Party unless consented to in writing by such Party.

12.7	Waiver

No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar). No waiver shall be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement shall not operate as a waiver of that right. A single or partial exercise of any right shall not preclude a Party from any other or further exercise of that right or the exercise of any other right.

12.8	Entire Agreement

This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the transactions contemplated by this Agreement, and supersede all prior Contracts, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such transactions, including the letter agreement dated March 11, 2022 between the Purchaser and the Vendor. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, among the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement and the Ancillary Agreements. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

12.9	Successors and Assigns

(a)	This Agreement becomes effective only when executed by the Purchaser and the Vendor. After that time, it is binding on and enures to the benefit of the Purchaser and the Vendor, and their respective successors and permitted assigns.

(b)	Neither this Agreement nor any Ancillary Agreement, nor any of the rights or obligations under this Agreement nor any Ancillary Agreement, may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Parties.

12.10	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision shall be severed from this Agreement, and the remaining provisions shall remain in full force and effect.

12.11	Third Party Beneficiaries

Except such Persons as provided in Article 10 and Section 9.1, who are expressly deemed to be third party beneficiaries under this Agreement to the extent provided in such provisions, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to, or shall, confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

12.12	Governing Law

This Agreement (but not, for the avoidance of doubt, the Deed of Trust and the UCC Statement) is governed by and shall be interpreted and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Ontario courts situated in the City of Toronto over any action or proceeding arising out of relating to this Agreement (other than the Deed of Trust and the UCC Statement), and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

12.13	Counterparts

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Execution and delivery of this Agreement by DocuSign or other form of electronic transmission shall be as effective as a manually executed original counterpart of this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the Effective Date.

AUGUSTA GOLD CORP.
by	/s/ Purni Parikh
Name: Purni Parikh
Title: SVP, Corporate Affairs and Corporate Secretary

WATERTON NEVADA SPLITTER, LLC

by	/s/ Isser Elishis
Name: Isser Elishis
Title: Authorized Signatory

Signature Page – Membership Interest Purchase Agreement

Exhibit A

Deed of Trust

See attached.